SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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NeoPhotonics Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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3081 Zanker Road
San Jose, California 95134 USA
+1-408-232-9200

Dear Stockholder:
I invite you to join us at the Annual Meeting of Stockholders of NeoPhotonics Corporation on Tuesday, June 1, 2021 at 9:00 a.m. Pacific Time. We will be using a virtual-only meeting format via live audio webcast, due to the Covid-19 pandemic, as described further in this filing. Stockholders will not be able to attend in person.
At this year’s meeting you will be asked to approve the election of the three nominees for director named in the accompanying proxy statement, to approve the Amended and Restated 2020 Equity Incentive Plan, and to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.
I urge you to vote as the board of directors has recommended:
1.To elect each of our Class II director nominees;
2.To approve the Amended and Restated 2020 Equity Incentive Plan; and
3.To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.
Attached you will find a notice of meeting (which includes a notice of internet availability of our proxy materials) and proxy statement that contains further information about these items, as well as specific details of the meeting.
Only our stockholders of record at the close of business on April 9, 2021 are entitled to vote at the meeting. A list of names of stockholders entitled to vote at the Annual Meeting will be available during the virtual meeting for examination by stockholders of record and registered beneficial owners who participate in the Annual Meeting by requesting access by email to legal@neophotonics.com.
I cordially invite all stockholders to attend the meeting. However, to assure your representation at the meeting, I urge you to submit your proxy as promptly as possible.
Your vote is important! Whether or not you expect to attend the meeting, I encourage you to vote. Please use the telephone or online internet voting, or sign and return your proxy card prior to the meeting. This will assure that your shares will be represented and voted at the meeting.
Sincerely,
Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California, USA

April 16, 2021

3081 Zanker Road
San Jose, California 95134 USA
+1-408-232-9200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
FOR THE VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

You are invited to attend the 2021 NeoPhotonics Corporation Annual Meeting of Stockholders:

When	Tuesday, June 1, 2021, at 9:00 a.m. Pacific Time, with online access beginning at 8:30 a.m.
Where
Virtual meeting held online over the Internet.
You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting https://web.lumiagm.com/290418259 and entering the password: neophotonics2021

Items of Business
•Election of the three Class II directors nominated by our board of directors to serve for a three-year term or until their successors are elected and qualified (Proposal No. 1);
•Approval of the Amended and Restated 2020 Equity Incentive Plan (Proposal No. 2); and
•Ratification of the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 3).

Record Date	You are entitled to vote if you are a stockholder of record at the close of business on April 9, 2021.
Voting by Proxy
•The board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting.
•Please see “Questions and Answers About These Proxy Materials and Voting” in the accompanying Proxy Statement for information on submitting your proxy over the internet, by telephone, or by mail.
•If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided.
•Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Attendance at Meeting	If you plan to attend, please be sure to indicate your attendance when prompted during your internet or telephone submission.
Recommendations
Your board of directors recommends that you vote:
•“FOR” each of our nominees for Class II director (Proposal No. 1);
•“FOR” the Amended and Restated 2020 Equity Incentive Plan (Proposal No. 2); and
•“FOR” the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 3).

Availability of Annual Report and Proxy Statement
Important Notice: The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, are available at http://IR.neophotonics.com.

Your vote is important. Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By order of the board of directors,
Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California, USA

April 16, 2021

3081 Zanker Road
San Jose, California 95134 USA
+1-408-232-9200
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
Your proxy is solicited by the board of directors of NeoPhotonics Corporation (also referred to as the “Company”) for use at the 2021 Annual Meeting of Stockholders (also referred to as the “Annual Meeting”). Your vote is very important. For this reason, the board of directors is requesting that you allow your shares to be represented at the 2021 Annual Meeting of Stockholders by the proxies named on the proxy card. In connection with the solicitation of proxies by the board of directors, we are sending a Notice of Internet Availability of Proxy Materials (also referred to as the “Notice”) to our stockholders of record as of April 9, 2021. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice to all stockholders of record on or about April 16, 2021.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?
To provide you with information in a more timely manner, to reduce our environmental impact, and to lower our costs of printing and distributing our proxy materials, we have elected to provide access to our proxy materials over the internet. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate your election.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Tuesday, June 1, 2021, at 9:00 a.m. Pacific Time virtually visiting https://web.lumiagm.com/290418259 and entering the password: neophotonics2021. Information on how to vote at the Annual Meeting is discussed below.
You will be admitted to the Annual Meeting if you were a NeoPhotonics stockholder or joint holder as of the close of business on April 9, 2021, or you have authority to vote under a valid proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 9, 2021, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership.
Who can vote at the Annual Meeting?
Stockholders of record at the close of business on the record date, April 9, 2021 are entitled to receive notice of the Annual Meeting and to vote the shares for which they are stockholders of record on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. On the record date, there were 51,290,633 shares of our common stock outstanding. Each share is entitled to one vote.

Stockholders of Record: Shares Registered in Your Name. If on April 9, 2021, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the internet or over the telephone as instructed below, or fill out and return a proxy card, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on April 9, 2021, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and present that proxy at the Annual Meeting.
What am I voting on?
There are three matters scheduled for a vote:
1.Election of three nominees for Class II directors named in this proxy statement to serve until the 2024 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;
2.Approval of the Amended and Restated 2020 Equity Incentive Plan; and
3.Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
What are the board of directors’ recommendations?
Our board of directors recommends that you vote:
1.“FOR” the election of each of the three nominees named in this proxy statement to serve on the board of directors;
2.“FOR” the Amended and Restated 2020 Equity Incentive Plan; and
3.“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
What if another matter is properly brought before the meeting?
We will consider any other business that properly comes before the Annual Meeting. As of April 16, 2021, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voting instruction form will vote the shares they represent using their best judgment.
How do I vote?
For Proposal No. 1, you may either vote “FOR” each nominee to the board of directors or you may withhold your vote for any nominee that you specify.
For Proposals No. 2 and No. 3, you may vote “FOR” or “AGAINST”, or abstain from voting.

The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy on the internet, vote by proxy over the telephone or vote by proxy by requesting a proxy card in the mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote at the meeting if you have already voted by proxy.
1.To vote during the Annual Meeting, visit https://web.lumiagm.com/290418259 and enter the password: neophotonics2021.
2.To vote via the internet before the Annual Meeting, go to “www.voteproxy.com” to complete an electronic proxy card and follow the steps outlined on the secured website. Your vote must be received by 11:59 P.M. Eastern Time on May 31, 2021 to be counted.
3.To vote by telephone before the Annual Meeting, dial toll-free +1-800-776-9437 within the United States, Canada and Puerto Rico using a touch-tone phone and follow the instructions provided by the recorded message. Your vote must be received by 11:59 P.M. Eastern Time on May 31, 2021 to be counted.
4.To vote by mail, you may do so by first requesting printed copies of the proxy materials by May 18, 2021 by mail and then filling out the proxy card and sending it back in the envelope provided. If you return your signed proxy card to us before the Annual Meeting we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization rather than from NeoPhotonics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.
We provide internet and telephone proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access or telephone call, such as usage charges from internet access providers and telephone companies.
If you are a stockholder of record or a beneficial owner who registered in advance by following the instructions above, you can join the Annual Meeting as a “Stockholder” with your control number and the meeting password, and you may submit questions during the meeting by clicking on the "Ask a Question" icon in the meeting center webpage. Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints, and in accordance with our rules of conduct for the Annual Meeting, which will be posted on the meeting center website.
How many votes do I have?
On each matter to be voted upon you have one vote for each share of common stock you own as of April 9, 2021.
What if I submit a proxy card but do not make specific choices?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted as follows:

1.“FOR” the election of each of the three nominees for Class II directors named in this proxy statement to serve on the board of directors;
2.“FOR” the Amended and Restated 2020 Equity Incentive Plan; and
3.“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his or her best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee may vote your shares if they have discretionary authority to vote on the particular matter.
Who is paying for this solicitation?
We will pay for the cost of soliciting proxies. We have retained Laurel Hill Advisory Group, LLC to assist in obtaining proxies by mail, facsimile or email from registered holders, brokerage firms, bank nominees and other institutions for the Annual Meeting. The estimated cost of such service is $7,500 including out-of-pocket expenses. Laurel Hill Advisory Group, LLC may be contacted at 888-742-1305.

In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
How many copies should I receive if I share an address with another stockholder?
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for the Notice and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for NeoPhotonics. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive the Notice and other proxy materials separately, please notify your broker and our investor relations in writing at 3081 Zanker Road, San Jose, California 95134 USA, by email at IR@neophotonics.com or by telephone at +1-408-895-6086. If you currently receive multiple copies of the Notice or other proxy materials at your address and would like to request householding of your communications, please contact your broker and our investor relations as described above.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:
1.You may grant a subsequent proxy by telephone or through the internet, provided that your subsequent proxy must be received by 11:59 P.M. Eastern Time on May 31, 2021;
2.You may submit another properly completed proxy bearing a later date, which must be received before the final vote;
3.You may send a written notice of revocation to our principal executive offices at 3081 Zanker Road, San Jose, California 95134 USA, attention Barbara Rogan, Senior Vice President & General Counsel, which must be received before the final vote; or
4.You may attend the Annual Meeting and notify the election officials at the Annual Meeting that you wish to revoke your proxy and vote electronically. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or internet proxy or telephone proxy timely provided to us is the one that is counted.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How can I make a proposal to be voted on at next year’s annual meeting of stockholders?
To be considered for inclusion in the proxy statement for the 2022 annual meeting of stockholders, your proposal (including a director nomination) must be submitted in writing by December 17, 2021, to Barbara Rogan, Senior Vice President and General Counsel, c/o NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.
If you wish to submit a proposal (including a director nomination) that will not be included in the proxy statement for the 2022 annual meeting of stockholders, but that may be considered at 2022 annual meeting of stockholders, you must do so in writing following the above instructions not earlier than the close of business on November 3, 2021, and no later than the close of business on March 3, 2022. If such proposal is submitted after March 3, 2022, it will be considered untimely.
We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2022 is held more than 30 days before or after June 1, 2022. The section titled “Board selection” in this proxy statement provides additional information on the director nomination process.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “WITHHOLD” and broker non-votes with respect to the proposals
Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “AGAINST” votes on Proposal No. 2 and Proposal No. 3.

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. Proposal No. 1, the election of the three nominees for director and Proposal No. 2, approval of the Amended and Restated 2020 Equity Incentive Plan, are “non-routine” matters. Proposal No. 3, the ratification of the selection by the Audit Committee of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2021, is a “routine” matter.
What is a quorum?
We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date, April 9, 2021, are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Stockholders who vote “ABSTAIN” on any proposal and discretionary votes and non-votes by brokers, banks and related agents on routine proposals will be counted towards the quorum requirement.
Where can I find the voting results of the meeting?
The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K which we expect to file with the Securities and Exchange Commission by June 7, 2021. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Current Report on Form 8-K to publish the final results.
How do I get a copy of NeoPhotonics Annual Report on Form 10-K?
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 25, 2021, is available on the internet along with the Notice and other proxy materials at http://IR.neophotonics.com.
Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our investor relations, at 3081 Zanker Road, San Jose, California 95134 USA, telephone +1-408-895-6086.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL 1
ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL CLASS II DIRECTOR NOMINEES.
Our Board Structure
Our board of directors is divided into three classes. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and eight directors are currently authorized. Our directors hold office until their successors have been elected and qualified or appointed, or upon their death, resignation, or removal. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors unless the board of directors determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
Director Qualifications and Diversity of Background
Our board believes that the board as a whole should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee NeoPhotonics’ business and that there are certain attributes that every director should possess, as reflected in the board’s membership criteria.

Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of NeoPhotonics and the long-term interests of stockholders. In conducting this assessment the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and NeoPhotonics, to maintain a balance of knowledge, experience and capability. Diversity is typically one of a number of factors that the Nominating and Corporate Governance Committee takes into account in identifying nominees as it is important that the members of the board of directors represent diverse viewpoints.
Accordingly, the Nominating and Corporate Governance Committee considers the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and NeoPhotonics’ current and future needs. The Nominating and Corporate Governance Committee has determined that it is important for our board to have directors to have the balance of the qualifications, skills and experience as set forth in the table on the following page.

Experience/Skills/ Demographics	Charles J. Abbe	Bandel Carano	Kimberly Chainey	Timothy Jenks	Dr. Yanbing Li	Dr. Rajiv Ramaswami	Michael Sophie	Ihab Tarazi
Public Company Board experience	X	X		X		X	X	X
Financial & Accounting	X	X	X	X	X	X	X	X
Risk Management	X	X		X	X	X	X	X
Governance	X	X	X	X		X	X	X
Government Relations			X					X
Executive	X		X	X	X	X	X	X
International	X	X	X	X	X	X	X	X
Operations	X			X	X	X	X	X
Strategic Planning	X	X	X	X	X	X	X	X
Cloud		X		X	X	X		X
Technology	X	X	X	X	X	X		X
Mergers & Acquisitions	X	X	X	X		X	X	X
Telecommunications Industry	X	X		X	X	X	X	X
Identifies as member of Underrepresented Community			X		X	X
Male	X	X		X		X	X	X
Female			X		X
There are no family relationships among any of directors or executive officers.

Nominees for Class II Directors continuing in office until 2024
The board of directors believes that all three director nominees listed below are highly qualified and have the skills and experience required for service on the Board.

Charles J. Abbe
Lead Independent Director NeoPhotonics Committees: •Audit Committee – Member •Nominating and Corporate Governance Committee - Member	Director Since: 2012 Age: 80
Charles J. Abbe served as president and chief operating officer and as director of JDS Uniphase Corporation from February 2000 until his retirement in June 2001. He was employed previously as president, chief executive officer and director at Optical Coating Laboratory, Inc. from 1998 until the company merged with JDS Uniphase in February 2000, and as vice president and general manager of its principal operating division from 1996 to 1998. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company from 1971 to 1989. Mr. Abbe holds both a Master of Science degree and a Bachelor of Science degree in chemical engineering from Cornell University and a master of business administration degree from Stanford University. Mr. Abbe was a director of CoSine Communications, Inc. until its merger in January 2016. Because of Mr. Abbe’s substantial experience as an executive and director of other public companies in our industry and Mr. Jenks’ having previously worked with Mr. Abbe at Raychem Corporation in the 1990s, Mr. Abbe was recommended in 2012 to be our Lead Independent Director. Our nominating committee fully evaluated Mr. Abbe’s qualifications and recommended his appointment as a director to our full board of directors, which made such appointment in October 2012. Mr. Abbe’s experience enables him to provide our board of directors with important strategic counsel and guidance.

Bandel L. Carano
NeoPhotonics Committee: •Nominating and Corporate Governance Committee - Chair	Director Since: 2004 Age: 59
Bandel L. Carano. Since 1987, Mr. Carano has been a General Partner of Oak Investment Partners, a venture capital firm he joined in 1985. Mr. Carano is also a director of nLight, Inc., Airspan Networks Inc., Kratos Defense and Security Solutions, Inc, Centric Software, MobiTV, NextNav and SmartDrive. In addition, Mr. Carano has previously invested in and served on the board of directors of public companies including Tele Atlas BV, Synopsys, Inc., FiberTower Corporation, Virata, Inc. and Polycom, Inc. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds both a Master of Science degree and a Bachelor of Science degree in electrical engineering from Stanford University. As a venture capitalist, Mr. Carano has been involved with numerous technology companies in the telecommunications, wireless, rich media and semiconductor industries including 2Wire, Inc., Avici Systems, Qtera Corporation, Sentient Networks, Inc. and Wellfleet Communications, among others. Mr. Carano’s years of venture capital investing, his experience as a director of various public companies and his insights in building these businesses provide valuable perspective to the board of directors.

Michael J. Sophie
NeoPhotonics Committees: •Audit Committee – Chair •Compensation Committee - Member	Director Since: 2006 Age: 63
Michael J. Sophie served as a director of Pericom Semiconductor Corporation from August 2008 through November 2015. Mr. Sophie served as interim President and Chief Executive Officer of Proxim Wireless Corporation, a provider of wireless broadband technologies, from October 2011 to February 2012. From March 2003 to January 2007, Mr. Sophie served on the board of directors of McDATA Corporation Ltd., a provider of storage networking solutions. He was employed at UTStarcom Inc., a global seller of telecommunications hardware and software products, serving as its Chief Financial Officer from August 1999 through May 2005, and as Chief Operating Officer from June 2005 through May 2006. Mr. Sophie held executive positions at P-Com, Inc., a developer of network access systems, from August 1993 to August 1999, including Vice President of Finance, Chief Financial Officer and Group President. From 1989 through 1993, Mr. Sophie was Vice President of Finance at Loral Fairchild Corp., a defense electronics and communications company. He holds a Bachelor of Science degree from California State University, Chico and a master of business administration degree from the University of Santa Clara. Mr. Sophie brings to our board of directors valuable capabilities in financial understanding, business perspective and U.S.-China cross border experience. Mr. Sophie provides an important role in keeping our board of directors current with financial accounting and audit issues, overseeing our independent registered public accounting firm and management team and providing guidance and advice on our financial position.

Vote Required
For the election of Class II Directors, the three nominees receiving the most “FOR” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “FOR” or “WITHHOLD” will affect the outcome. Broker non-votes will have no effect. Proxies may not be voted for a greater number of persons than the number of nominees named.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CERTAIN CORPORATE GOVERNANCE MATTERS
In addition to the three Class II director nominees, our board of directors consists of five other directors in two other classes who will continue in office after the Annual Meeting with terms expiring in 2022 and 2023. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.
The following includes a brief biography of each of the other directors composing the remainder of the board of directors with terms expiring as shown, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the board of directors to determine that the applicable director should serve as a member of our board of directors.
Class III directors continuing in office until the 2022 Annual Meeting of Stockholders

Kimberly Y. Chainey
Director Since: 2021 Age: 45
Kimberly Y. Chainey currently serves as Executive Vice President, Global General Counsel and Secretary of AptarGroup, Inc., a NYSE-listed global company engaged in drug delivery, consumer product dispensing and active material solutions, a role that includes leading Aptar’s global government relations. Before her current role, from January 2019 to July 2020, she served as Vice President and General Counsel of Panasonic Avionics Corporation, an in-flight entertainment and communications solutions company. From 2014 to 2018, Ms. Chainey served in a variety of roles at Avis-Budget Group, a vehicle mobility solutions company, including Associate General Counsel and Legal Lead for Latin America and Asia Pacific and Associate General Counsel for Global Mergers and Acquisitions, Strategy and Innovation. From 2007 to 2014, she served in a variety of legal roles of increasing responsibility at The Hershey Company, a global confectionery and snacks company, culminating as Associate General Counsel, International, where Ms. Chainey led the international legal function. Ms. Chainey holds a juris doctor from the University of Pennsylvania, a master of business administration from the University of Pennsylvania (The Wharton School), and a bachelor of arts in Environmental Science and Public Policy from Harvard University. Ms. Chainey’s experience in international government relations and regulatory affairs provides a vital contribution to our board of directors.

Dr. Rajiv Ramaswami
NeoPhotonics Committee: •Compensation Committee - Chair	Director Since: 2014 Age: 55
Dr. Rajiv Ramaswami currently serves as President and Chief Executive Officer of Nutanix, Inc., an enterprise Cloud computing company. Previously, from October 2016 to December 2020, Dr. Ramaswami served as Chief Operating Officer, Products and Cloud Services of the networking and security business of VMware, Inc., a global leader in Cloud infrastructure and business mobility. From April 2016 to October 2016, Dr. Ramaswami also served as Executive Vice President and General Manager, Networking and Security at VMWare. Before that, from February 2010 to January 2016, he was executive vice president and general manager of the Infrastructure & Networking Group of Broadcom Corporation, a semiconductor company. Previously he was Vice President and General Manager of the Cloud Services and Switching Technology Group at Cisco Systems, Inc., where he also served as Vice President and General Manager for a variety of business units in Optical, Switching and Storage Networking. Prior to joining Cisco, he served in various technical and leadership positions at Xros, Tellabs and IBM’s Thomas J. Watson Research Center. Dr. Ramaswami holds a Master of Science degree and a Ph.D. degree in Electrical Engineering from the University of California, Berkeley and a B. Tech. degree from the Indian Institute of Technology in Madras. Dr. Ramaswami’s technical expertise and background in engineering, optical communications, and cloud services contribute to our board of directors’ understanding and consideration of opportunities involving our company and the markets we serve.

Ihab Tarazi
NeoPhotonics Committee: •Compensation Committee - Member	Director Since: 2015 Age: 54
Ihab Tarazi currently serves as Senior Vice President and Chief Technology Officer, Networking Solutions for Dell Technologies, a leading infrastructure and Cloud solutions provider, a position he has held since June 2019. Prior to Dell, from July 2018 to May 2019, Mr. Tarazi served as Chief Technology Officer at Packet Host, Inc., a bare metal cloud company, where he was responsible for the company's technical and product strategy, engineering, and platform operations. Prior to joining Packet, Mr. Tarazi was an executive-in-residence at Sutter Hill Ventures, a venture capital firm. From October 2017 to April 2018. From October 2013 to October 2017 Mr. Tarazi served as Chief Technology Officer at Equinix, Inc., a global interconnection and data center company, where he was accountable for technology innovation and strategic engagements with leading platforms in the Cloud, Security, Storage, Edge and IoT sectors. Previously Mr. Tarazi served as VP Engineering and Technology at Verizon, where he led a global team of providing strategic and tactical oversight for the Engineering and Product Development of Global Enterprise Services including MPLS VPN, IP, Ethernet, Security and Managed Services. Mr. Tarazi holds a B.S. degree in Electrical Engineering and Telecommunications from the University of Maryland and an M.S. in Telecommunications Management from Southern Methodist University. He served as Chairman of the Board for Metro Ethernet Forum (MEF), Chairman of the Board for the Southern Cross Submarine Cable System and a board member of the Australia Japan Submarine Cable System. Mr. Tarazi brings to our board of directors valuable capabilities and knowledge in network planning and engineering, telecom carrier operations, and cloud and data center architectures. His technical expertise and background adds value to our board of directors in understanding of opportunities in the telecom carrier and data center markets we serve.

Class I directors continuing in office until the 2023 Annual Meeting of stockholders

Timothy S. Jenks
President, Chief Executive Officer, and Chairman of the Board of Directors	Director Since: 1998 Age: 66
Timothy S. Jenks has served as our President and Chief Executive Officer and as a member of our board of directors since April 1998. From November 2002 until August 2005, Mr. Jenks also served as Chief Executive Officer of NanoGram Corporation, a nanomaterials applications company that we spun out in 2002, and he served on its board of directors until July 2010 when it was acquired by Teijin Corporation. From November 2002 until March 2003, Mr. Jenks served as Chief Executive Officer and on the board of directors of NanoGram Devices Corporation, a medical device battery company that we spun out in 2002 and that was acquired by Greatbatch, Inc. in 2004. From 1985 until 1998, Mr. Jenks served in positions of increasing responsibility at Raychem Corporation, a materials engineering company which was acquired by Tyco International Ltd. (now TE Connectivity Ltd.) in 1998. Mr. Jenks is a former naval officer, and holds a master of business administration degree from the Stanford Graduate School of Business, a Master of Science degree in nuclear engineering from the Massachusetts Institute of Technology and a Bachelor of Science degree in mechanical engineering and marine engineering from the U.S. Naval Academy. Mr. Jenks brings to our board of directors demonstrated leadership and management ability at senior levels. His years of experience in telecommunications and engineered components industries, and leadership in engineering and manufacturing business operations around the world, provides a valuable perspective for our board, as well as historic knowledge of our company and our industry through his tenure as Chief Executive Officer.

Dr. Yanbing Li
NeoPhotonics Committee: •Audit Committee - Member	Director Since: 2019 Age: 51
Dr. Yanbing Li currently serves as Vice President of Engineering at Google Cloud, a position she has held since June 2019. Prior to this role, from November 2015 to June 2019, she was Senior Vice President and General Manager for the Storage and Availability Business Unit at VMware, a global leader in cloud infrastructure and business mobility. While at VMware, Dr. Li held multiple executive leadership roles including Vice President and General Manager, Storage and Availability, vCloud Air from October 2014 to October 2015. Prior to VMware, she worked at Synopsys in various research, development, and engineering leadership roles. Dr. Li holds a Ph.D. degree from Princeton University, a Master of Science degree from Cornell University, and a Bachelor of Science degree from Tsinghua University (Beijing, China), all in electrical engineering and computer engineering. She is also a graduate of the Stanford Executive Program at the Stanford University Graduate School of Business. Dr. Li brings to our board of directors a broad view of the global computing, cloud and data center industries. Her experience in these fields and her leadership in engineering and global cloud operations provides a valuable perspective for our board.

Elections
Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Mr. Abbe, Mr. Carano, and Mr. Sophie. Proxies may not be voted for a greater number of persons than the number of nominees named. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of such substitute nominee as our Nominating and Corporate Governance Committee may propose. Mr. Abbe, Mr. Carano, and Mr. Sophie have each agreed to serve if elected.
Our Corporate Governance Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to NeoPhotonics during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for New York Stock Exchange purposes. To date, the Nominating and Corporate Governance Committee has not received any director nominee from any stockholder or stockholders.
If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the Board, and the Board will act on the committee’s recommendation within 60 days following certification of the stockholder vote.
In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at http://IR.neophotonics.com.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must compose a majority of a listed company’s board of directors and each member of the company’s audit, compensation and nominating and corporate governance committees must be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has previously undertaken a review of the independence of the directors and determined that each of Drs. Li and Ramaswami, Ms. Chainey, and Messrs. Abbe, Carano, Sophie, and Tarazi are “independent directors” as defined under the rules of the New York Stock Exchange and constitute a majority of independent directors of our board of directors. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us regarding each director’s business and personal activities and relationships as they may relate to us and our management.
Director Attendance
During the year ended December 31, 2020, the board held twelve meetings, including both in-person and virtual meetings due to Covid-19 precautions, in addition to taking actions by unanimous written consent in lieu of a meeting. Each director attended at least 75% of the meetings of the board and the committees on which he or she served that were held during the period for which he or she was a director or committee member. Our Corporate Governance Guidelines encourage but do not require directors to attend the annual meeting of stockholders.
As required under applicable New York Stock Exchange listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Our lead independent director generally presides over the executive sessions.
Board Leadership Structure
Our board of directors is currently chaired by our President and Chief Executive Officer, Mr. Jenks. Our board of directors appointed Mr. Abbe as lead independent director in June 2013. The board of directors believes that combining the positions of Chief Executive Officer and chairman of the board of directors, or Chairman, helps to ensure that the board of directors and management act with a common purpose. The board of directors further believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. In light of our Chief Executive Officer’s extensive history with and knowledge of our company and the industry, and because the board of directors’ lead independent director is empowered to play a significant role in the leadership and in reinforcement of the independence of the board of directors, the board of directors believes that it is advantageous for NeoPhotonics to combine the positions of Chief Executive Officer and Chairman.
The responsibilities of the lead independent director include: with the Chairman, establishing the agenda for regular board of directors meetings and serving as chairman of such meetings in the absence of the Chairman; establishing the agenda for meetings of the independent directors; coordinating with the committee chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the board of directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the board of directors at which the performance of the board of directors is presented or discussed; and coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman. As a result, the board of directors believes that the lead independent director helps ensure the effective independent functioning of the board of directors in its oversight responsibilities.
Role of the Board in Risk Oversight
One of the key functions of the board of directors is informed oversight of our various processes for managing risk. The board of directors conducts this oversight function directly through the board of directors as a whole and through the standing committees of the board of directors. In particular, our board of directors is responsible for monitoring and assessing risk exposure in our strategic plans, development programs, corporate goals, operating plans and cybersecurity (including data privacy and protection) and delegates this oversight to the committees as set forth in the table below.

Committee	Primary Areas of Risk Oversight
Audit Committee
•Major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes
•Compliance with various legal and regulatory requirements
•Monitors our whistleblower system
•Oversees the performance of our internal audit function
•Cybersecurity risks through oversight of our controls and procedures in the finance and accounting areas

Compensation Committee
•Overall compensation practices, policies, and programs, including whether any of our compensation policies and programs has the potential to encourage excessive risk-taking
•Senior leadership succession planning

Nominating and Corporate Governance Committee
•The effectiveness of our corporate governance guidelines and policies
•Composition, structure, evaluation of, and succession planning for the board of directors, as well as nomination of new directors to the board of directors
•Our sustainability efforts in environmental, social, and corporate governance (ESG)

In addition, the board of directors meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

Board Committees
Our board of directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee
Current Members: •Michael J. Sophie - Chair •Charles J. Abbe •Dr. Yanbing Li (Since Feb. 2020) Former Member: •Ihab Tarazi (Until Feb. 2020) Meetings in 2020: 10
Responsibilities: Oversees our corporate accounting and financial reporting processes, including:
•Evaluating the qualifications and performance of our independent registered public accounting firm;
•Determining and approving the scope of engagement and compensation of our independent registered public accounting firm;
•Conferring with management and our independent registered public accounting firm regarding the effectiveness of our internal control over financial reporting;
•Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters; and
•Reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls.

Our board of directors has determined that Messrs. Abbe and Sophie are each an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules. Mr. Sophie also serves as the chairman of our Audit Committee. Our board of directors has considered the independence and other characteristics of each member of our Audit Committee.
The Audit Committee has a charter that can be found on our corporate website at https://ir.neophotonics.com/corporate-governance/highlights. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Compensation Committee
Members: Dr. Rajiv Ramaswami - Chair Michael J. Sophie Ihab Tarazi Meetings in 2020: 10
Responsibilities: Oversees our corporate compensation policies, plans and benefits programs, including:
•Reviewing and approving the compensation and other terms of employment of our executive officers and senior members of management and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•Reviewing and approving the compensation of our directors;
•Administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans; and
•Identifying and developing internal employees with the potential to fill executive or management positions.

See “Compensation Discussion and Analysis” in this proxy statement for further information regarding our Compensation Committee’s processes.
Our board of directors has determined that each of the directors serving on our Compensation Committee meets the requirements for independence under the current requirements of the New York Stock Exchange, is a non-employee director as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Compensation Committee has a charter that can be found on our corporate website at https://ir.neophotonics.com/corporate-governance/highlights. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Nominating and Corporate Governance Committee
Members: Bandel Carano – Chair Charles J. Abbe Meetings in 2020: 1
Responsibilities: The responsibilities of this committee include:
•Assessing the performance of our management and our board of directors;
•Identifying, reviewing, and evaluating candidates to serve on our board of directors, including nominations by stockholders of candidates for election to our board of directors;
•Reviewing and evaluating incumbent directors;
•Making recommendations to our board of directors regarding the membership of the committees of the board of directors;
•Developing a set of corporate governance principles; and
•Overseeing and assessing our Environmental, Social and Governance (ESG) strategy, initiatives, and policies.

Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange.
The Nominating and Corporate Governance Committee has a charter that can be found on our corporate website at https://ir.neophotonics.com/corporate-governance/highlights. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board Selection
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having the highest personal integrity and ethics, possessing relevant expertise, having sufficient time, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees, including incumbent directors and candidates for vacancies on the board of directors, are reviewed in the context of the current composition of the board of directors, our operating requirements and the long-term interests of stockholders. In selecting candidates and existing directors for service on the board of directors, the minimum general criteria set forth below will be considered; specific additional criteria may be added with respect to specific searches. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the board of directors and for inclusion in a proxy statement may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3081 Zanker Road, San Jose, California 95134 USA at least 120 days prior to the anniversary date of the mailing of our proxy statement for the prior year’s annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. A submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
We are in compliance with the California laws requiring certain corporations to have a specified number of directors who are women (AB 26) and directors who self-identify as being a member of an underrepresented community (SB 979).
Communications with the Board of Directors
We have not adopted a formal process for stockholder communications with the board of directors. We make every reasonable effort to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Therefore, the board believes a formal process is not needed. Our stockholders may direct communications to a particular director or to the directors generally, in care of NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA.
Any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in care of NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee.
Corporate Governance
Our board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the board of directors and the responsibilities of various committees of the board of directors. These Guidelines are available on our website at http://IR.neophotonics.com. The Guidelines assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, the role of the board of directors, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, Chief Executive Officer performance evaluation and succession planning and board assessment.

Policy Regarding Voting For Election of Directors in Uncontested Elections
Our Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation. If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the Board, and the Board will act on the committee’s recommendation within 60 days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at https://ir.neophotonics.com/corporate-governance/governance-guidelines.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at https://ir.neophotonics.com/corporate-governance/conduct. We intend to disclose future amendments to the code of business conduct and ethics, or any waivers of its requirements, on our website to the extent permitted by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Environmental, Social, and Corporate Governance (ESG)
We are committed to corporate social responsibility and sustainability in how we conduct our business. We work to apply our science and engineering skills to solve technical challenges while using less material, reducing carbon impacts, reducing effluents and enhancing both material recycling and longer term stewardship of the products we create. We are committed a culture of diversity and inclusiveness. Our commitment starts with our diverse world-wide employee base which represents well over 25 countries. We maintain sound governance practices that promote long-term stockholder value and strengthen board and management accountability. Our board added ESG responsibilities to the charter of our Nominating and Corporate Governance Committee in 2021. More information on our ESG programs can be found at our website https://www.neophotonics.com/company/sustainability/ under the “Company” and “Sustainability” sections.

AUDIT COMMITTEE REPORT*
Communications with Management and Independent Registered Public Accounting Firm
The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with BDO USA, LLP, our independent registered public accounting firm for fiscal year 2020, the matters required to be discussed pursuant to applicable auditing standards, which include matters related to the conduct of the audits of our financial statements and internal controls. The Audit Committee has also received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence. The Audit Committee has reviewed BDO USA, LLP’s independence from NeoPhotonics Corporation, including whether BDO USA, LLP’s provision of non-audit services was compatible with that independence.
Recommendation Regarding Financial Statements
Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our board of directors that NeoPhotonics Corporation’s audited fiscal 2020 financial statements be included in our Annual Report on Form 10-K for fiscal 2020.
From the members of our Audit Committee who served on the committee through 2020:
Michael J. Sophie, Chairman
Charles J. Abbe
Dr. Yanbing Li (From February 2020)

*This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

PROPOSAL 2
APPROVAL OF AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN.
The NeoPhotonics Corporation 2020 Equity Incentive Plan (“2020 Plan”) originally became effective on June 4, 2020, and was the successor to and continuation of our 2010 Equity Incentive Plan (“2010 Plan”).
On April 15, 2021, the board of directors approved amending the 2020 Plan, subject to stockholder approval of this Proposal 2. We refer to the 2020 Equity Incentive Plan, as amended by the board of directors, as the “Amended 2020 Plan” throughout this discussion of Proposal 2.
The Amended 2020 Plan increases the aggregate number of shares of our common stock that may be issued under the 2020 Plan by 900,000 shares of common stock, subject to adjustments as provided in the Amended 2020 Plan, and includes a corresponding increase to the number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options under the 2020 Plan.
Why We Are Asking Our Stockholders to Approve the Amended 2020 Plan
We are seeking stockholder approval of the Amended 2020 Plan to increase the number of shares available for the grant of stock options, restricted stock unit awards and other awards by 900,000 shares, which will enable us to maintain a competitive equity incentive program that will allow us to continue to attract and retain key talent.
Our stockholders’ approval of the Amended 2020 Plan will allow us to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by our board of directors or our Compensation Committee. The Amended 2020 Plan will also allow us to continue to utilize a broad array of equity incentives in order to secure and retain the services of our employees, directors and consultants, and to provide long-term incentives that align the interests of our employees, directors and consultants with the interests of our stockholders.
Stockholder Approval
If this Proposal 2 is approved by our stockholders, the Amended 2020 Plan will become effective as of the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal 2, the Amended 2020 Plan will not become effective, and the 2020 Plan will continue in its current form.

Why You Should Vote to Approve the Amended 2020 Plan:
Equity Awards Are an Important Part of Our Compensation Philosophy
The board of directors believes that the grant of equity awards is a key element underlying our ability to attract, retain and motivate our employees, directors and consultants because of the strong competition for highly trained and experienced individuals in our industry. Therefore, the board of directors believes that the Amended 2020 Plan is in the best interests of our business and our stockholders and recommends a vote in favor of this Proposal 2.

The Amended 2020 Plan will allow us to continue to utilize equity awards as long-term incentives to secure and retain the services of our employees, directors and consultants, consistent with our compensation philosophy and common compensation practices for our industry. To date, equity awards have been a key aspect of our program to attract and retain key employees, directors and consultants. We believe the use of equity awards strongly aligns the interests of our employees with those of our stockholders by placing a considerable proportion of our employees’ total compensation “at risk” because it is contingent on the appreciation in value of our common stock. In addition, we believe equity awards encourage employee ownership of our common stock and promote employee retention through the reward of long-term Company performance.
We Carefully Manage the Use of Equity Awards and Dilution Is Reasonable
Our compensation philosophy reflects broad-based eligibility for equity awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we are mindful to responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees, directors and consultants.
Use of Equity Awards
The following tables provide certain information regarding our use of equity awards.

As of April 12, 2021
Total number of shares of common stock subject to outstanding stock options(1)	1,897,084
Weighted-average exercise price of outstanding stock options	$6.32
Weighted-average remaining term of outstanding stock options	4.28 years
Total number of shares of common stock subject to outstanding full value awards	3,402,708
Total number of shares of common stock available for grant under our 2020 Plan	1,843,307
(1) Stock appreciation rights are not included in the table above as they can only be settled in cash.

As of April 9, 2021 (Record Date)
Total number of shares of common stock outstanding	51,290,633
Per-share closing price of common stock as reported on NYSE	$12.00

Burn Rate
The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2020, 2019 and 2018.

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2018
Total number of shares of common stock subject to stock options granted(1)	53,760	103,001	158,116
Performance-based full value awards granted(2)(3)	90,400	10,000	695,000
Performance-based full value awards vested or earned(4)	—	—	—
Total number of shares of common stock subject to time‑based full value awards granted(5)	1,942,460	1,974,019	1,446,940
Weighted-average number of shares of common stock outstanding	49,474,186	47,304,221	45,143,588
Burn Rate(6)	4.0%	4.4%	3.6
(1) Stock appreciation rights are not included in the table above as they can only be settled in cash.
(2) Full value awards refer to any awards other than a stock option or stock appreciation right with respect to which the exercise or strike price is at least 100% of the fair market value of the common stock subject to the stock option or stock appreciation right on the date of grant.
(3) The award vests only if we achieve one or more performance criteria.
(4) None of the performance-based restricted stock units noted above have vested.
(5) The awards vest based upon recipient’s continued service.
(6) Burn Rate is calculated as: (shares subject to stock options granted + shares subject to time-based full value awards granted + shares subject to performance-based full value awards vested or earned)/weighted average common shares outstanding.
The Amended 2020 Plan Combines Compensation and Governance Best Practices
The Amended 2020 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

Stockholder approval is required for additional shares	The Amended 2020 Plan does not contain an annual “evergreen” provision. The Amended 2020 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.
Repricing is not allowed	The Amended 2020 Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.
No discounted stock options or stock appreciation rights	All stock options and stock appreciation rights granted under the Amended 2020 Plan must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
Minimum vesting requirements.	The Amended 2020 Plan provides that no award may vest until at least 12 months following the date of grant of such award, except that shares of our common stock up to 5% of the share reserve of the Amended 2020 Plan may be issued pursuant to awards that do not meet such vesting requirements.

Restrictions on dividends
The Amended 2020 Plan provides that:
a.No dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested;
b.Any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including, but not limited to, any vesting conditions); and
c.Any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date, if any, such shares are forfeited to or repurchased by us due to a failure to vest.

No liberal change-in-control definition	The change-in-control definition in the Amended 2020 Plan is not a “liberal” definition. A change-in-control transaction must actually occur in order for the change-in-control provisions in the Amended 2020 Plan to be triggered.
No liberal share counting provisions
The following shares will not become available again for issuance under the Amended 2020 Plan:
a.Any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of an award;
b.Any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award;
c.Any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award; and
d.In the event that a stock appreciation right is settled in shares, the gross number of shares subject to such award.

Limit on non-employee director compensation	The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any period commencing on the date of the annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the annual meeting of stockholders for the next subsequent year, including awards granted and cash fees paid by the Company to such non-employee director, will not exceed $500,000 in total value, or in the event such non-employee director is first appointed or elected to the Board during such period, $750,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Specific disclosure of award vesting upon a corporate transaction or change-in-control	The Amended 2020 Plan specifically provides that if a corporate transaction or change-in-control (each, a “Transaction”) occurs and the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended 2020 Plan or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the Transaction, the vesting of such awards will be accelerated in full (and with respect to performance stock awards, vesting will be deemed to be satisfied at the target level of performance).
Material amendments require stockholder approval	The Amended 2020 Plan requires stockholder approval of any material revisions to the Amended 2020 Plan. In addition, certain other amendments to the Amended 2020 Plan require stockholder approval.
Clawback policy	All awards granted to our executive officers under the Amended 2020 Plan are subject to our clawback policy.
Description of the Amended 2020 Plan
The material features of the Amended 2020 Plan are described below. The following description of the Amended 2020 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2020 Plan. Stockholders are urged to read the actual text of the Amended 2020 Plan in its entirety, which is attached to this proxy statement as Annex A.
Types of Awards
The terms of the Amended 2020 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other awards.
Shares Available for Awards
Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended 2020 Plan will not exceed the sum of (i) 1,921,414 shares originally approved in connection with the adoption of the 2020 Plan, (ii) the Returning Shares (as defined below), as such shares become available from time to time, and (iii) 900,000 new shares.
The Returning Shares are shares of our common stock subject to outstanding awards granted under the 2010 Plan or the NeoPhotonics Corporation 2011 Inducement Award Plan (the “Inducement Plan”) that : (i) are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) are not issued because such award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares.
The following actions will not result in an issuance of shares of our common stock under the Amended 2020 Plan and accordingly will not reduce the number of shares of our common stock available for issuance under the Amended 2020 Plan: (i) the expiration or termination of any portion of an award granted under the Amended 2020 Plan without the shares covered by such portion of the award having been issued; or (ii) the settlement of any portion of an award granted under the Amended 2020 Plan in cash.

If any shares of our common stock issued pursuant to an award granted under the Amended 2020 Plan are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will become available again for issuance under the Amended 2020 Plan.
The following shares of our common stock will not become available again for issuance under the Amended 2020 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of an award granted under the Amended 2020 Plan, the 2010 Plan or the Inducement Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award granted under the Amended 2020 Plan, the 2010 Plan or the Inducement Plan; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award granted under the Amended 2020 Plan, the 2010 Plan or the Inducement Plan; and (iv) in the event that a stock appreciation right granted under the Amended 2020 Plan, the 2010 Plan or the Inducement Plan is settled in shares, the gross number of shares subject to such award.
Eligibility
All of our (including our affiliates’) employees, non-employee directors and consultants are eligible to participate in the Amended 2020 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Amended 2020 Plan only to our (including our affiliates’) employees.
As of March 31, 2021, we (including our affiliates) had approximately 1,174 employees, 7 non-employee directors and approximately 367 consultants (which includes non-employee contractors).
Administration
The Amended 2020 Plan will be administered by our board of directors, which may in turn delegate some or all of the administration of the Amended 2020 Plan to a committee or committees composed of members of the board of directors. Our board of directors has delegated concurrent authority to administer the Amended 2020 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. Our board of directors and Compensation Committee are each considered to be a Plan Administrator for purpose of this Proposal 2.
Subject to the terms of the Amended 2020 Plan, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the Amended 2020 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to an award and the exercise or strike price of stock options and stock appreciation rights granted under the Amended 2020 Plan.
The Plan Administrator may also delegate to one or more executive officers the authority to designate employees who are not executive officers to be recipients of certain awards and the number of shares of our common stock subject to such awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the awards granted by such executive officer. The executive officer may not grant an award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Options or Stock Appreciation Rights
Under the Amended 2020 Plan, unless our stockholders have approved such an action within 12 months prior to such an event, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by (1) reducing the exercise or strike price of the stock option or stock appreciation right or (2) canceling any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards.
Minimum Vesting Requirements
Under the Amended 2020 Plan, no award may vest until at least 12 months following the date of grant of such award, except that shares up to 5% of the share reserve of the Amended 2020 Plan may be issued pursuant to awards that do not meet such vesting requirements.
Dividends and Dividend Equivalents
The Amended 2020 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award, as determined by the Plan Administrator and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.
Limit on Non-Employee Director Compensation
As noted above, the Amended 2020 Plan contains a limit on the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any period commencing on the date of the annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the annual meeting of stockholders for the next subsequent year.
Stock Options
Stock options may be granted under the Amended 2020 Plan pursuant to stock option agreements. The Amended 2020 Plan permits the grant of stock options that are intended to qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs.
The exercise price of a stock option granted under the Amended 2020 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant (or 110%, in some cases, as described below). Stock options will vest as determined by the Plan Administrator at the rate specified in the stock option agreement (subject to the minimum vesting limitations described above). The term of stock options granted under the Amended 2020 Plan may not exceed ten years from the date of grant (or five years, in some cases, as described below). Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2020 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service with us or any of our affiliates:
•Terminates other than for cause (as defined in the Amended 2020 Plan) or due to death or disability (as defined in the Amended 2020 Plan), the participant may exercise any vested stock options for up to three months following termination;
•Terminates due to the participant’s disability, the participant may exercise any vested stock options for up to 12 months following termination;
•Terminates due to the participant’s death (or the participant dies within a specified period following termination), the participant’s beneficiary may exercise any vested stock options for up to 18 months following the participant’s death; or
•Is terminated for cause, all stock options held by the participant will terminate upon the participant’s termination and the participant will be prohibited from exercising any stock option from and after such termination date.
The post-termination exercise period applicable to a participant’s stock option may be extended under specific circumstances provided in the Amended 2020 Plan, but in no event may a stock option be exercised after its original expiration date.
Generally, a participant may not transfer a stock option granted under the Amended 2020 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order.
Limitations on Incentive Stock Options
In accordance with current federal tax laws, the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:
•The exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and
•The term of the ISO must not exceed five years from the date of grant.
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the Amended 2020 Plan is 20,900,000 shares.
Stock Appreciation Rights
Stock appreciation rights may be granted under the Amended 2020 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The term of stock appreciation rights granted under the Amended 2020 Plan may not exceed ten years from the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate (subject to the minimum vesting limitations described above). The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the Amended 2020 Plan.
Restricted Stock Awards
Restricted stock awards may be granted under the Amended 2020 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator (subject to the minimum vesting limitations described above). Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.
Restricted Stock Unit Awards
Restricted stock unit awards may be granted under the Amended 2020 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator (subject to the minimum vesting limitations described above). Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.
Performance Awards
The Amended 2020 Plan allows us to grant performance awards. A performance award is an award that may vest or may be exercised, or that may become earned and paid, contingent upon the attainment of certain performance goals during a performance period. A performance award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator in its discretion (subject to the minimum vesting limitations described above). In addition, to the extent permitted by applicable law and the applicable award agreement, the Plan Administrator may determine that cash may be used in payment of performance awards.
Performance goals under the Amended 2020 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, legal settlements or other income (expense), or stock-based compensation, other non‑cash expenses and changes in deferred revenue);

(2) total stockholder return; (3) return on equity or average stockholder’s equity; (4) return on assets, investment, or capital employed; (5) stock price; (6) margin (including gross margin); (7) income (before or after taxes); (8) operating income; (9) operating income after taxes; (10) pre‑tax profit; (11) operating cash flow; (12) sales or revenue targets; (13) increases in revenue or product revenue; (14) expenses and cost reduction goals; (15) improvement in or attainment of working capital levels; (16) economic value added (or an equivalent metric); (17) market share; (18) cash flow; (19) cash flow per share; (20) cash burn; (21) share price performance; (22) debt reduction; (23) implementation or completion of projects or processes; (24) customer satisfaction; (25) stockholders’ equity; (26) capital expenditures; (27) debt levels; (28) financings; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; (33) employee hiring; (34) funds from operations; (35) budget management; (36) strategic partnerships or transactions (including acquisitions, joint ventures or licensing transactions); (37) engagement of thought leaders; (38) enhancement of intellectual property portfolio, filing of patent applications and granting of patents; (39) litigation preparation and management; and (40) any other measure of performance selected by the Plan Administrator.
Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Plan Administrator (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Plan Administrator will appropriately make adjustments in the method of calculating the attainment of the performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.
In addition, the Plan Administrator retains the discretion to define the manner of calculating the performance criteria it selects to use for a performance period and to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goal.
Other Awards
Other forms of awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other awards under the Amended 2020 Plan. Subject to the terms of the Amended 2020 Plan (including the minimum vesting limitations described above), the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other awards.
Clawback Policy
Awards granted to our executive officers under the Amended 2020 Plan will be subject to recoupment in accordance with our clawback policy. The policy provides that if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws, and it is determined that such noncompliance was due in whole or in part to such executive officer’s misconduct, the Company may seek to recover from the executive officer the equity incentive compensation granted to, earned by or vested in such executive officer during the one-year period preceding the accounting restatement.
Changes to Capital Structure
In the event of certain capitalization adjustments, the Plan Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of our common stock subject to the Amended 2020 Plan; (ii) the class(es) and maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of shares of our common stock and the exercise, strike or purchase price per share of our common stock subject to outstanding awards.
Corporate Transaction and Change-in-control
The following applies to each outstanding award under the Amended 2020 Plan in the event of a corporate transaction (as defined in the Amended 2020 Plan and described below) or a change-in-control (as defined in the Amended 2020 Plan and described below), unless provided otherwise in the applicable award agreement, in any other written agreement between a participant and the Company or an affiliate, or in any director compensation policy of the Company. For purposes of this Proposal 2, the term “Transaction” will mean such corporate transaction or change-in-control.
In the event of a Transaction, any awards outstanding under the Amended 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company) (such entity, the “acquiring entity”), and any reacquisition or repurchase rights held by us with respect to the award may be assigned to the acquiring entity. If the acquiring entity does not assume, continue or substitute for such awards, then with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction (such participants, the “current participants”), the vesting (and exercisability, if applicable) of such awards will be accelerated in full to a date prior to the effective time of the Transaction (contingent upon the effectiveness of the Transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the Transaction). With respect to the vesting of performance awards that will accelerate upon the occurrence of a Transaction pursuant to the Amended 2020 Plan and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the award agreement, the vesting of such awards will accelerate at 100% of the target level upon the occurrence of the Transaction. If the acquiring entity does not assume, continue or substitute for such awards, then with respect to any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction.

In the event an award will terminate if not exercised at or prior to the effective time of a Transaction, the Plan Administrator may provide that the holder of such award may not exercise such award but instead will receive a payment equal in value to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any exercise price payable by such holder in connection with such exercise.
Under the Amended 2020 Plan, a “corporate transaction” generally means the consummation of any one or more of the following events: (1) a sale or other disposition of all or substantially all of our assets; (2) a sale or other disposition of at least 90% of our outstanding securities; (3) a merger, consolidation or similar transaction where we do not survive the transaction; or (4) a merger, consolidation or similar transaction where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.
Under the Amended 2020 Plan, a “change-in-control” generally means the occurrence of any one or more of the following events: (1) the acquisition by any person, entity or group of our securities representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (2) a consummated merger, consolidation or similar transaction in which our stockholders immediately before such transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets, other than to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (4) when a majority of our board of directors becomes comprised of individuals who were not serving on our board of directors on the date the Amended 2020 Plan was first approved by our board of directors (the “incumbent board of directors”), or whose nomination, appointment, or election was not approved by a majority of the incumbent board of directors still in office.
Plan Amendments and Termination
The Plan Administrator will have the authority to amend or terminate the Amended 2020 Plan at any time. However, except as otherwise provided in the Amended 2020 Plan, no amendment or termination of the Amended 2020 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the Amended 2020 Plan as required by applicable law and listing requirements.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2020 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the Amended 2020 Plan. The Amended 2020 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) and is not subject to any of the provisions of the Employee Retirement Income Security Act of

1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options
Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to his or her fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options
The Amended 2020 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.
If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Restricted Stock Awards
Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the restricted stock award, to recognize ordinary income, as of the date the recipient receives the restricted stock award, equal to the excess, if any, of the fair market value of the stock on the date the restricted stock award is granted over any amount paid by the recipient for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized on the earlier of when the stock is received (if the election described above is timely and properly filed) or when the stock becomes vested.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards
Generally, the recipient of a restricted stock unit award structured to comply with the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change-in-control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code (including delivery upon achievement of a performance goal), in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights
Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Section 162(m) Limitations
Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the Amended 2020 Plan will be subject to the deduction limit under Section 162(m) of the Code and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act. For further information regarding the deduction limit under Section 162(m) of the Code and such transition relief, please see the section entitled “Compensation Discussion and Analysis-Tax Considerations-Internal Revenue Code Section 162(m).
New Plan Benefits under Amended 2020 Plan
The following table sets forth certain information regarding future benefits under the Amended 2020 Plan.

Name and Position	Dollar Value ($)	Number of Shares (#)
Timothy S. Jenks President, Chief Executive Officer and Chairman	(1)	(1)
Elizabeth Eby Senior Vice President, Finance and Chief Financial Officer	(1)	(1)
Yang Chiah Yee Senior Vice President of Global Sales	(1)	(1)
Dr. Chi Yue (“Raymond”) Cheung Senior Vice President and Chief Operating Officer	(1)	(1)
Dr. Wupen Yuen Senior Vice President, Chief Product Officer and General Manager	(1)	(1)
All current executive officers as a group	(1)	(1)
All current directors who are not executive officers as a group	$658,000 per calendar year (2)	(2)
All employees, including current officers who are not executive officers, as a group	(1)	(1)
(1) Awards granted under the Amended 2020 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2020 Plan, and we have not granted any awards under the Amended 2020 Plan subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2020 Plan are not determinable.
(2) Awards granted under the Amended 2020 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2020 Plan. However, pursuant to our current compensation program for non-employee directors, each of our current non-employee directors is eligible to receive annual grants of (i) a stock option to purchase a number of shares of common stock with a target value equal to $47,000 on the grant date (and, therefore, the number of shares subject to such stock options is not determinable at this time) and (ii) a restricted stock unit award covering a number of shares of common stock equal to $47,000 divided by the fair market value of a share of our common stock on the grant date (and, therefore, the number of shares subject to such restricted stock unit awards is not determinable at this time). On and after the date of the Annual Meeting, any such awards will be granted under the Amended 2020 Plan if this Proposal 2 is approved by our stockholders. For additional information regarding our current compensation program for non-employee directors, please see “Director Compensation” below.

Plan Benefits
The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of our common stock subject to awards that have been granted under the 2020 Plan as of April 9, 2021.
2020 PLAN

Name and Position	Number of Shares
Timothy S. Jenks President, Chief Executive Officer and Chairman	0
Elizabeth Eby Senior Vice President, Finance and Chief Financial Officer	0
Yang Chiah Yee Senior Vice President of Global Sales	0
Dr. Chi Yue (“Raymond”) Cheung Senior Vice President and Chief Operating Officer	0
Dr. Wupen Yuen Senior Vice President, Chief Product Officer and General Manager	0
All current executive officers as a group	0
All current directors who are not executive officers as a group	85,128
Each nominee for election as a director
Charles J. Abbe	14,188
Bandel Carano	14,188
Michael J. Sophie	14,188
Each associate of any executive officers, current directors or director nominees	0
Each other person who received or is to receive 5% of awards	0
All employees, including current officers who are not executive officers, as a group	174,033

Vote Required
Stockholder approval of this Proposal 2 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. An “ABSTENTION” vote will have the same effect as a vote “AGAINST” this Proposal 2.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021
The Audit Committee of our board of directors has selected BDO USA, LLP ("BDO"), our independent registered public accounting firm, to audit our consolidated financial statements and internal controls as of the fiscal year ending December 31, 2021. You are being asked to ratify the Audit Committee’s selection of BDO as our independent registered public accounting firm for fiscal 2021.
We expect that a BDO representative will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against BDO by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of NeoPhotonics and our stockholders.
Principal Accountant Fees and Services
The following table presents fees for services provided by BDO and our previous independent registered public accounting firm Deloitte & Touche LLP for the years ended December 31, 2020 and 2019.

Accountant	Year	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees	Total Fees
BDO USA, LLP	2020	$1,246,030	$—	$12,460	$—	$1,258,490
Deloitte & Touche LLP	2019	1,877,201	25,000	—	1,895	1,904,096
(1)     “Audit Fees” consist of fees for professional services provided in connection with the audit of our consolidated financial statements, our internal control over financial reporting and the review of our interim consolidated financial statements included in our quarterly reports.
(2) “Audit-Related Fees” consists of assurance and related services reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
(3) “Tax Fees” consists of fees for tax compliance services.
We do not expect that a representative from Deloitte will be present at the Annual Meeting.

Pre-approval Policies and Procedures
Pursuant to applicable Securities and Exchange Commission rules, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm, with the exception of non-audit services that account for no more than five percent of the total fees paid to our independent registered public accounting firm that are subsequently ratified by the Audit Committee.
Previously Reported Change in Registered Accounting Firm
As previously reported in our Current Report on Form 8-K filed with the SEC on March 3, 2020 (“2020 Form 8-K”), the Audit Committee of our board of directors conducted a competitive process to determine our independent registered public accounting firm for our fiscal year ending December 31, 2020. The Audit Committee invited several independent registered public accounting firms to participate in this process. Following this evaluation process, on February 28, 2020, the Audit Committee (i) approved the engagement of BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2020 and (ii) approved the dismissal of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm. On March 2, 2020, at the direction of the Audit Committee, we notified Deloitte of its dismissal as our independent registered public accounting firm.
Deloitte’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte’s audit report for the fiscal year ended December 31, 2019 included an emphasis-of-matter paragraph stating that we had changed our method of accounting for leases in fiscal year 2019 due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) and related amendments.
In addition, Deloitte’s reports on the effectiveness of internal control over financial reporting as of December 31, 2019 and 2018 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through March 3, 2020, there were: (i)no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Deloitte and us on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
As discussed above, on February 28, 2020, the Audit Committee approved the engagement of BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2020. On June 2, 2020, ratification of BDO as our auditor was approved with over 99% of votes case in favor of the ratification.
We provided Deloitte with a copy of the disclosures made in the Form 8-K prior to the time the Form 8-K was filed with the SEC. We requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agreed with the statements made in the Form 8-K. A copy of Deloitte’s letter, dated March 3, 2020, was attached as Exhibit 16.1 to the Form 8-K and confirmed that Deloitte agreed with the statements we made in the Form 8-K.
Vote Required
Stockholder approval of this Proposal 3 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. An “ABSTENTION” vote will have the same effect as a vote “AGAINST” this Proposal 3. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

MANAGEMENT
Executive Officers
The following table sets forth the names, ages and positions of our executive officers as of April 9, 2021, the record date:

Name	Age	Position
Timothy S. Jenks	66	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Elizabeth Eby	57	Senior Vice President, Finance and Chief Financial Officer
Yang Chiah Yee	54	Senior Vice President of Global Sales
Dr. Chi Yue (“Raymond”) Cheung	53	Senior Vice President and Chief Operating Officer
Dr. Wupen Yuen	51	Senior Vice President, Chief Product Officer and General Manager
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and executive officers.
The biographical information of Timothy S. Jenks, our President and Chief Executive Officer, can be found in this proxy statement under the section entitled “Additional Information About the Board Of Directors and Certain Corporate Governance Matters.”
Elizabeth Eby has served as our Senior Vice President, Finance and Chief Financial Officer since August 2017. Ms. Eby worked at Intel Corporation from July 1991 to August 2017, over the course of several roles where she was responsible for all aspects of Intel’s corporate financial planning and reporting processes, finance leadership roles in Profit-and-Loss, Sales and Cost, as well as regional leadership roles in Hong Kong, Shanghai and Malaysia. While at Intel, Ms. Eby served as Vice President of Finance and Group Chief Financial Officer for the Internet of Things Group from September 2016 to August 2017, Vice President, Corporate Finance Planning, Reporting & Staffs from April 2014 to September 2016, Director, Corporate Planning and Reporting from May 2010 to April 2014, Director, Finance & Administration Asia Pacific from 2005 to 2010, and Mobile Processor Group Controller from 2002 to 2005.  Ms. Eby has a Master of Science in Industrial Administration degree from Carnegie Mellon University and a Bachelor of Science in Applied Mathematics from the University of Michigan.
Yang Chiah Yee has served as our Senior Vice President of Global Sales since March 2018. Mr. Yee has over 25 years of experience in the semiconductor industry with 15 years in various senior sales management roles.  Mr. Yee served previously as Senior Vice President of Worldwide Sales at IDEX ASA, a biometrics company specializing in fingerprint recognition technology, from August 2016 to February 2017. Prior to IDEX ASA, Mr. Yee served as Vice President of Worldwide Sales at Atmel Corporation, a semiconductor company, from May 2011 to March 2016 and Vice President of Sales, Asia from March 2008 to April 2011. Before Atmel, he served as Vice President of APAC Sales at Xilinx, Inc. and President of APAC at Memec, a semiconductor distribution company. Additionally, since January 2017, Mr. Yee has served as Board member for Rohinni LLC, a private company that manufactures micro LED lighting products. Mr. Yee received his Bachelor of Electrical Engineering from Nanyang Technological Institute, National University of Singapore and is a graduate of the Stanford-NUS Executive program.
Raymond Cheung, Ph.D. has served as our Senior Vice President and Chief Operating Officer since October 2012 and is an employee of NeoPhotonics (China) Co., Ltd. Previously, he served as our Vice President and Chief Operating Officer from November 2008 to October 2012 and prior to that as our Vice President of Product Engineering from August 2007 to November 2008. From April 2004 until May 2007, Dr. Cheung served as Director of SAE Magnetics (HK) Ltd., a hard disc drive magnetic heads design and manufacturing company, and was responsible for manufacturing operations in Dongguan, China. Dr. Cheung has also held various senior technical, operations and management positions with Hong Kong Applied Science & Technology Research Institute and

Philips Semiconductor. Dr. Cheung holds a doctorate degree in materials and mechanics from Cambridge University (UK) and a bachelor of engineering degree in mechanical engineering from King’s College London (UK).
Wupen Yuen, Ph.D. has served as our Senior Vice President and General Manager since August 2014 and as Chief Product Officer since March 2018. Dr. Yuen previously served as our Senior Vice President of Product and Technology Development from October 2012 to August 2014, as our Vice President of Product Development and Engineering from September 2006 to October 2012 and prior to that as our Director of Business Development since joining us in January 2005. From August 2002 until December 2004, Dr. Yuen served as Chief Technology Officer of Bandwidth9, Inc., a telecommunications tunable laser company. Dr. Yuen holds a doctorate degree in electrical engineering and a master of science in electrical engineering from Stanford University and a bachelor of science in electrical engineering from National Taiwan University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of February 15, 2021, by:
1.each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
2.each of our named executive officers as set forth in the Summary Compensation Table in this proxy statement;
3.each of our directors; and
4.all executive officers and directors as a group.
The percentage ownership information shown in the table below is based upon 50,774,526 shares of common stock outstanding as of February 15, 2021.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes (i) restricted stock units (RSUs) held by the person that vest within 60 days after February 15, 2021 and (ii) shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after February 15, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA.

	Beneficial ownership as of February 15, 2021
Name and Address of Beneficial Owner:	Total Shares of Common Stock	Percent
5% Stockholders:
The Vanguard Group, Inc.(1)	3,728,004	7.3%
100 Vanguard Boulevard, V 26, Malvern, PA 19355-2331
BlackRock, Inc.(2)	3,602,209	7.1%
55 East 52nd Street, New York, NY 10055
Renaissance Technologies LLC(3)	2,728,757	5.4%
800 Third Avenue, New York, NY 10022-7649

Named executive officers and directors:
Timothy S. Jenks(4)	964,343	1.8%
Elizabeth Eby(5)	465,902	*
Yang Chiah Yee(6)	171,403	*
Dr. Raymond Cheung(7)	227,154	*
Dr. Wupen Yuen(8)	439,787	*
Charles J. Abbe(9)	153,448	*
Bandel L. Carano(10)	87,817	*
Kimberly Y. Chainey(11)	—
Dr. Yanbing Li(12)	36,886	*
Dr. Rajiv Ramaswami(13)	94,367	*
Michael J. Sophie(14)	43,646	*
Ihab Tarazi(15)	68,703	*
All executive officers and directors as a group (12 people)(16)	2,753,456	5.3%
*Represents less than 1%.
(1)Based on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 10, 2021, The Vanguard Group, Inc. has sole voting power with respect to zero shares and sole dispositive power with respect to 3,586,593 shares.
(2)Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2021, BlackRock, Inc. has sole voting power with respect to 3,452,453 shares and sole dispositive power with respect to 3,523,787 shares.
(3)Based on a Schedule 13G filed by Renaissance Technologies LLC with the SEC on February 10, 2021, Renaissance Technologies LLC has sole voting power with respect to 2,662,921 shares and sole dispositive power with respect to 2,728,757 shares.
(4)Consists of 440,591 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares within 60 days of February 15, 2021 and 523,752 shares of common stock. 3,200 of these shares are held in a trust of the Jenks family where Mr. Jenks became sole trustee of such trust upon the death of his mother on March 28, 2016. The trust is a generation-skipping trust for the benefit of certain descendants of Mr. Jenks’ parents.
(5)Consists of 145,356 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares within 60 days of February 15, 2021 and 320,546 shares of common stock.
(6)Consists of 109,392 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares of common stock within 60 days of February 15, 2021 and 62,011 shares of common stock.
(7)Consists of 227,154 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares within 60 days of February 15, 2021.
(8)Consists of 241,844 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares within 60 days of February 15, 2021 and 197,943 shares of common stock.
(9)Consists of 23,613 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 15, 2021 and 129,835 shares of common stock.

(10)Consists of 76,963 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 15, 2021 and 10,854 shares of common stock.
(11)Consists of 0 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 15, 2021 and 0 shares of common stock. Kimberly Chainey joined as a director on March 25, 2021.
(12)Consists of 26,131 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 15, 2021 and 10,755 shares of common stock.
(13)Consists of 59,157 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 15, 2021 and 35,210 shares of common stock.
(14)Consists of 7,466 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 15, 2021 and 36,180 shares of common stock.
(15)Consists of 44,185 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 15, 2021 and 24,518 shares of common stock.
(16)Consists of 1,401,852 shares of common stock issuable upon the exercise of options exercisable and restricted stock units that may be settled in shares of common stock within 60 days of February 15, 2021 and 1,351,604 shares of common stock.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten percent beneficial owners of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and greater than ten percent stockholders are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to us, we are not aware of any required Section 16(a) reports that were not filed on a timely basis, except for the following:

Executive Officer	Date of Transaction	Date of Form 4 Filing
Timothy S. Jenks	March 28, 2016	April 13, 2021

Upon the death of his mother on March 28, 2016, Mr. Jenks became the sole trustee to a generation skipping trust that benefits certain descendants of Mr. Jenks’ parents. As soon as the reporting error was discovered and confirmed, the Form 4 was filed.

Copies of the insider trading reports as filed with the Securities and Exchange Commission are available at http://IR.neophotonics.com.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Equity compensation plans approved by security holders(2)	5,929,084	$6.38	3,177,186
Equity compensation plans not approved by security holders(3)	491,414	$5.45	—
(1)Consists solely of outstanding options as there is no exercise price for outstanding restricted stock units. Our common stock was not publicly traded prior to our initial public offering in February 2011, and the exercise price of the options granted prior to our initial public offering was determined by our board of directors on the grant date based on its determination of the fair market value of our common stock on such grant date.
(2)Consists of our 2010 Equity Incentive Plan (the “2010 Plan”), our 2020 Equity Incentive Plan (the "2020" Plan") and our 2010 Employee Stock Purchase Plan.
(3)Consists solely of our 2011 Inducement Award Plan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for 2020, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following of our executive officers, to whom we refer collectively in this discussion as our “named executive officers”.
1.Timothy S. Jenks, our President and Chief Executive Officer (our “CEO”);
2.Elizabeth Eby, our Senior Vice President, Finance and Chief Financial Officer;
3.Yang Chiah Yee, our Senior Vice President of Global Sales;
4.Dr. Raymond Cheung, our Senior Vice President and Chief Operating Officer; and
5.Dr. Wupen Yuen, our Senior Vice President, Chief Product Officer and General Manager.
Executive Summary
We are a leading developer of silicon photonics and advanced hybrid photonic integrated circuit-based lasers, modules and subsystems for bandwidth-intensive, high speed communications networks. Our products help keep people connected with high speed and highly reliable bandwidth. Our products address the highest speed over distance applications and are designed for 100G and beyond data rates, such as 400G, 600G and now 800G per second.
In 2020, we achieved the following financial and operational results:
•Increased by 97% our annual revenue from our ultra-pure light lasers and coherent components that are designed for operation at 400G and above; excluding Huawei this product group grew 92% year over year;
•Increased revenue for all of our high speed products for data rates of 100G and beyond to 92% of our total revenues in 2020, up from 86% in 2018;
•Achieved annual revenues of $371 million, compared to $357 million in 2019, despite the challenges faced from the increased restrictions on sales to Huawei from the U.S. Department of Commerce;
•Continued to develop and refine our new product solutions for the highest speed communications networks for telecom and datacenter applications; and
•We took restructuring actions in the wake of increased Department of Commerce restrictions while continuing to ramp 100G and beyond products.
2020 Executive Compensation Highlights
Our Compensation Committee took the following actions with respect to the 2020 compensation of our executive officers including our named executive officers, with the details of these actions discussed further below:
1.Base Salary - In response to ongoing tensions in U.S.-China trade relations and the implications for our business (including the continued restrictions imposed by the U.S. Department of Commerce on sales of certain products to Huawei Technologies (our largest customer)), we delayed implementing merit increases to base salaries that had been previously approved until July 2020. In July 2020, we increased base salaries for our named executive officers, as further described below.

2.Annual Bonus - We established our 2020 bonus plan and awarded annual bonuses based on our 2020 performance as evaluated against several corporate financial and operational performance measures. Bonuses earned for 2020 by our executive officers were awarded in the form of cash payments, as further described below.
3.Long Term Incentive Compensation - We granted long-term incentive compensation opportunities in the form of time-based and performance-based RSUs.
4.Clawback Policy – We adopted a clawback policy, where awards granted under the 2020 Plan to our executive officers, including our named executive officers, will be subject to recoupment in certain circumstances.
The following table illustrates the relative approximate proportions of the value of the base salary, target annual performance-based bonus opportunity and equity award value (based on grant date fair value) earned by or granted to our named executive officers in 2020:

Named Executive Officer(1)	Base Salary	Target Annual Performance-Based Bonus Opportunity	Equity Awards
Mr. Jenks	26%	26%	49%
Ms. Eby	35%	21%	43%
Mr. Yee	35%	21%	45%
Dr. Cheung	36%	22%	42%
Dr. Yuen	33%	20%	48%
(1) Percentages may not add up to 100% due to rounding.
Executive Compensation Policies and Practices
Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is (a) consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent and (b) reflects sound governance standards consistent with our executive compensation policies and practices. The following policies and practices adopted previously remained in effect during 2020:
1.Independent Compensation Committee. Our Compensation Committee comprises solely of independent directors;
2.Independent Compensation Committee Advisor. Our Compensation Committee engages its own independent compensation consultant to assist with its executive compensation review;
3.Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk”;
4.No Excessive Perquisites. We do not provide any excessive executive perquisites, such as tax reimbursement payments (including “gross-ups”) on any post-employment payments or benefits;
5.“Double-Trigger” Change-in-Control Severance Arrangements. Except with respect to the April 2020 PRSU vesting described herein, all change-in-control severance payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);
6.Stock Ownership Guidelines. We require our CEO and U.S.-based executive officers to maintain a minimum level of ownership in our common stock; and
7.Hedging and Pledging Prohibited. We prohibit our executive officers and other employees from hedging, pledging or engaging in other inherently speculative transactions with respect to their holdings of Company securities.

Recent Stockholder Advisory Vote on Named Executive Officer Compensation
We currently hold our stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote) on a triennial basis. We conducted our most recent Say-on-Pay vote at our 2020 Annual Meeting of Stockholders at which our stockholders approved the compensation of our named executive officers with over 97% of the votes cast in favor of the proposal. We believe that the results of our most recent Say-on-Pay vote reflect our stockholders’ support of our compensation approach, specifically our efforts to attract, retain and motivate our executive officers. Accordingly, we made no significant design changes to our executive compensation program as a result of the 2020 Say-on-Pay vote. Our Compensation Committee will continue to consider the outcome of our Say-on-Pay votes and our stockholders’ views when making future compensation decisions for our named executive officers.
Compensation Philosophy and Objectives
Our executive compensation program is designed to achieve the following objectives:
1.Provide total compensation packages that attract, motivate, reward, and retain exceptional executive-level talent;
2.Establish a direct and meaningful link between performance and the compensation payable in respect of such performance;
3.Provide strong incentives for our executive officers that create stockholder value; and
4.Align the financial interests of our executive officers with those of our stockholders.
While our Compensation Committee (or our board of directors, as applicable) reviews the total compensation package for each of our executive officers, including each of our named executive officers, in connection with the decisions it makes each year regarding each individual compensation component, generally the amount of any one compensation component is determined independent of the amount of any other component.
Compensation-Setting Process
Role of our Compensation Committee
Our Compensation Committee oversees our executive compensation program in relation to our competitive marketplace for talent (including our executive compensation policies and practices), approves the compensation of our executive officers and administers our various employee stock plans. Our Compensation Committee performs, at a minimum, an annual review of our executive officers’ target total direct compensation opportunities to determine whether they meet our compensation objectives. Specifically, our Compensation Committee is responsible for:
1.Reviewing and approving the compensation and other terms of employment of our executive officers, including our named executive officers, and other senior members of management, and reviewing and approving performance goals and objectives relevant to such compensation; and
2.Administering our stock option plans, stock purchase plans, compensation plans, and similar programs, including the adoption, amendment and termination of such plans.
Our Compensation Committee’s objective of maintaining an executive compensation program that is competitive includes a balance between motivating and retaining our executive officers and maintaining a reasonable and responsible cost structure. Our Compensation Committee does not establish a specific target percentile for the target total direct compensation opportunities of our executive officers, including our named executive officers (that is, we do not engage in “benchmarking” as that term is commonly used), but our Compensation Committee does consider such data in evaluating the competitiveness of our compensation program, as described herein. When setting the amount of each compensation component for our executive officers, our Compensation Committee considers a number of factors, the importance of any one of which may vary in any given year, including:
1.Corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;

2.The need to motivate our executive officers to address particular business challenges that are unique within any given year;
3.The experiences and individual knowledge of the members of our Compensation Committee regarding compensation of similarly-situated executives at other companies (with reference to third party surveys), as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;
4.Internal pay parity of the compensation paid to one executive officer as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executive officers;
5.The performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, work as part of a team and reflect our core values;
6.The potential dilutive effect on our stockholders generally from equity awards granted to our executive officers;
7.Common pay practices and local economic conditions in foreign countries where an executive officer may work;
8.Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business;
9.Individual negotiations with our executive officers, particularly in connection with their initial compensation package, as these individuals may be leaving meaningful compensation opportunities at their prior employer to work for us, as well as negotiations upon their departure, as we recognize the benefit to our stockholders of smooth transitions; and
10.Recommendations provided by our CEO for his executive direct reports.
These factors provide the framework for compensation decision-making process and final decisions regarding the compensation opportunity for our executive officers, including our named executive officers.
Our Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to our board of directors, present executive compensation matters to the entire board of directors for their review and approval.
In the course of its deliberations, in any given year, our Compensation Committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information regarding potential compensation, executive stock ownership information, analyses of historical executive compensation levels, and current company-wide compensation levels, competitive market data and the recommendations of our CEO.
Role of our Management
For our executive officers including named executive officers other than our CEO, our Compensation Committee solicits and considers the performance evaluations and compensation recommendations submitted by our CEO. In the case of our CEO, the non-employee members of our board of directors evaluate his performance and our Compensation Committee determines whether to make any adjustments to his compensation.
For the consideration and approval of our Compensation Committee, our human resources and finance departments work with our CEO to propose the design of our executive compensation program, to recommend changes to existing compensation components, to recommend financial and other performance measures and related target levels to be achieved under our incentive compensation plans, to prepare analyses of financial data and other briefing materials and, ultimately, to implement the decisions of our Compensation Committee or our board of directors, as applicable.

No executive officer, including no named executive officer, was present or participated directly in the final determinations or deliberations of our Compensation Committee or our board of directors, as applicable regarding the amount or component of his or her own 2020 compensation package.
Role of our Compensation Consultant
For 2020, our Compensation Committee engaged Compensia, a national compensation consulting firm, to assist it in its deliberations on the compensation payable to our executive officers, including our named executive officers.
The nature and scope of services of Compensia’s services in 2020 included the following:
1.Providing advice regarding best practices and market trends in executive compensation;
2.Assisting with the design of our equity compensation program, and other executive compensation arrangements, as needed;
3.Preparing for and attending meetings of our Compensation Committee;
4.Working with our management and human resource personnel to obtain any information needed about us to provide services; and
5.Producing a report on executive compensation regarding the relative market positions of each component of compensation for each of our executive officers.
The Company pays the cost for Compensia’s services. In April 2020, our Compensation Committee reviewed the independence of Compensia pursuant to the criteria set forth in Exchange Act Rule 10C-1 and the applicable listing standards of The New York Stock Exchange. Our Compensation Committee determined that the work of Compensia did not give rise to any conflict of interest.
Competitive Positioning
For purposes of evaluating our executive compensation against the competitive market, our Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. This data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data. The companies comprising the compensation peer group are selected on the basis of their similarity to us in size (as determined largely by revenue and market capitalization), business strategy and industry. Our Compensation Committee reviews the compensation peer group in years when it requests a peer assessment of executive compensation and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
In connection with its review of our executive compensation program in April 2020 and its determinations with respect to the compensation of our executive officers, including our named executive officers, our Compensation Committee used an analysis of the compensation practices of a compensation peer group of 19 technology companies, which was originally developed with the assistance of Compensia in April 2019:
1.Similar industry - companies that design and manufacture technology equipment with a preference for companies in the communications equipment and semiconductor and other hardware sectors;
2.Similar revenue size - ~0.5x to ~2.0x our last previous four fiscal quarter revenue (ranging from approximately $150 million to approximately $650 million;
3.Similar market capitalization - ~0.33x to ~3.0x our market capitalization of approximately $350 million (ranging from approximately $100 million to approximately $1.0 billion; and
4.Similar size - companies with a number of employees that continue to approximate our employee population.

This peer group consists of the following companies:

A10 Networks, Inc.	Daktronics, Inc.
Alpha and Omega Semiconductor	Digi International, Inc.
Ambarella, Inc.	Harmonic, Inc.
Applied Optoelectronics, Inc.	Inphi Corporation
Arlo Technologies, Inc.	Lattice Semiconductor Corporation
Bel Fuse, Inc.	Nanometrics, Inc.
CalAmp Corporation	Quantenna Communications(1)
Calix, Inc.	Ribbon Communications Inc.
Cohu, Inc.	Vishay Precision Group, Inc.
Comtech Telecommunications Corp.
(1) Quantenna Communications became a wholly owned subsidiary of ON Semiconductor Corporation in June 2019.
The Compensation Committee reviewed this peer group again in April 2020 and determined that it remained appropriate to retain this same peer group in making its 2020 compensation decisions because this peer group continued to be substantially similar to us as of April 2020.
To analyze the compensation practices of the companies in the compensation peer group, Compensia gathered data from public filings of the peer companies. This data, supplemented with a custom analysis of compensation data for technology companies of similar revenue size drawn from a third-party study, was then used by our Compensation Committee as a reference when evaluating our current compensation levels in the course of its deliberations on compensation design and amounts.
This compensation analysis was used by our Compensation Committee to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. Our Compensation Committee then evaluated how its contemplated compensation actions and decisions compared to the competitive market.
We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, only upon any type of benchmarking to a peer or other representative group of companies. Our Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, our Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that our Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.
Compensation Risk Assessment
Our Compensation Committee periodically reviews the potential risks associated with the structure and design of our various compensation plans. Our Compensation Committee has reviewed the material compensation plans and arrangements for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs generally contain a balance of fixed and variable features, as well as complementary performance measures and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, our material compensation plans and arrangements operate within the corporate governance and review structure that serves and supports our risk mitigation practices.

Compensation Components
Our executive compensation program has four primary components: base salary, an annual bonus opportunity, long-term incentive compensation which is currently provided in the form of equity awards and post-employment compensation arrangements. The following table summarizes our material compensation components and the reasons such compensation component is provided.

Compensation Component	Objective
Base salary	Attract and retain experienced executive officers by providing an expected baseline level of compensation
Annual bonus	Motivate executive officers to attain shorter-term performance goals and thereby link executive pay with performance
Long-term incentive compensation	Motivate executive officers to achieve longer-term performance goals and provide additional incentives to create stockholder value by directly linking the financial interests of the executive officers with those of our stockholders, as well as provide a retention incentive
Post-employment compensation	Motivate our senior executive officers to complete significant corporate transactions without regard to such executive’s own compensation or job security
Base Salary
In April 2020, in response to continued tension in U.S.-China trade relations, including the continued inclusion of Huawei Technologies and certain of its affiliates on the U.S. Department of Commerce’s “Entity List,” and in light of the uncertainty arising from the COVID-19 pandemic and its uncertain impact on the Company’s business, our management and board of directors decided to delay customary merit base salary increases for our executive officers, including our named executive officers, until July 2020 as part of a larger company effort to continue to adapt our operating plan in response to these ongoing tensions, new developments and uncertainties. In July 2020, our Compensation Committee approved merit increases for our named executive officers, to be effective July 1, 2020. The 2020 base salary figures are presented in the table below:

Named Executive Officer	2019 Base Salary (1)	Percentage Increase	2020 Base Salary(2)
Mr. Jenks	$510,000	3.0%	$525,300
Ms. Eby	350,000	3.5%	362,250
Mr. Yee	325,000	4.2%	338,488
Dr. Cheung(3)	352,831	9.6%	386,620
Dr. Yuen	350,000	4.5%	365,750
(1) Our named executive officers’ 2019 base salaries were reduced by 10% from July through October 2019 In response to ongoing tensions in U.S.-China trade relations and the implications for our business (including the U.S. Department of Commerce continued ban on sales of certain products to Huawei Technologies (our largest customer). Our named executive officers’ 2019 base salaries were reinstated to these levels effective November 2019.
(2) 2020 base salary increases were implemented July 1, 2020.
(3) At the beginning of the applicable year, Dr. Cheung’s base salary is calculated in U.S. dollars at the average exchange rate for the applicable year. Dr. Cheung’s actual base salary is paid in RMB, the legal currency of the People’s Republic of China. Approximately 5% of the increase is attributable to variations in foreign exchange rates.

Annual Bonuses
Each year, we seek to motivate our executive officers, including our named executive officers, to successfully execute our annual financial and operational objectives through an annual bonus opportunity. In designing these bonus opportunities, our CEO works with our Compensation Committee to develop appropriate performance objectives and related target levels, which are then reviewed and approved by our board of directors. The performance measures and related payout levels are determined based on management’s business forecast both at the corporate and business unit levels, as reviewed and approved by our board of directors.

In July 2020, our Compensation Committee reviewed and approved an annual bonus plan for 2020 (the “2020 Bonus Plan”) for our executive officers and other key employees. The 2020 Bonus Plan was proposed by our management following discussions with our Compensation Committee and after taking into consideration the objectives set forth in our updated 2020 annual operating plan. Our Compensation Committee designed the 2020 Bonus Plan so that bonus payments would be based in part on our actual achievements measured against a set of pre-established corporate performance objectives, including completion of various research and development milestones during the year. For our named executive officers, other than our CEO, bonus payments would be determined based on achievement of these corporate performance objectives (weighed at 80%) and individual performance (weighted at 20%). For our CEO, bonus payment would be determined based solely on achievement of corporate performance objectives, which increased corporate performance weighting for our CEO was selected because our CEO is primarily responsible for the Company meeting all of its objectives
Target Annual Bonus Opportunities
In June 2020, our Compensation Committee reviewed the target annual bonus opportunities for our executive officers, including our named executive officers, for purposes of the 2020 Bonus Plan. The 2020 target annual bonus opportunities remained at the same level as the 2019 target bonus levels,that is as a percentage of the officer's base salary, for the applicable named executive officers, as the Compensation Committee deemed these levels continued to be appropriate.
The target annual bonus opportunities for our named executive officers were as follows:

Named Executive Officer	2020 Target Annual Bonus Opportunity (as a percentage of base salary)	2020 Target Annual Bonus Opportunity ($)
Mr. Jenks	100%	$525,300
Ms. Eby	60	217,350
Mr. Yee	60	203,093
Dr. Cheung(1)	60	231,972
Dr. Yuen	60	219,450
(1)Dr. Cheung’s target annual bonus opportunity is calculated in U.S. dollars at the average exchange rate for the year and is paid in RMB, the legal currency of the People's Republic of China.
These target annual bonus opportunities were determined by our Compensation Committee based on its members’ collective knowledge and experiences, the recommendations of our CEO (except with respect to his own target annual bonus opportunity) and considerations for internal pay equity. That is, while our Compensation Committee generally believes compensation for our executive officers should increase with their level of responsibility, it also recognizes that achievement of the corporate performance objectives underlying the 2020 Bonus Plan would require a team effort among management, and, therefore, the target annual bonus opportunities should fall within a narrow range, with the largest percentage awarded to our CEO in light of his overall responsibility for the successful execution of our annual operating plan.
Corporate Performance Objectives
Our Compensation Committee structured the 2020 Bonus Plan so that a pool for the payment of bonuses would be funded throughout the year based on our Compensation Committee’s assessment of our overall corporate performance as measured against a set of pre-established corporate performance objectives. For 2020, our corporate performance objectives consisted of non-GAAP operating income targets (weighted at 50%), free cash flow targets (weighted at 25%) and completion of various research and development milestones during the year (weighted at 25%) . Each of these research and development milestones had certain target performance specifications and completion dates. The criteria for assessment included timely and cost-effective delivery of named products to the target performance specifications and to the target development stage. The assessment was to be made based on timeliness, of project achievement and budget adherence.

Our Compensation Committee selected these operational performance objectives because it believed they were the best indicators of our ability to successfully execute our annual operating plan and factors critical to improving our competitive position and increasing the value of our common stock. Our Compensation Committee believed these objectives were challenging but obtainable, and, therefore, best aligned the financial interests of our executive officers, including our named executive officers, with those of the stockholders.
Although expressed as a potential payment outcome, the target levels for these operational performance objectives were merely non-binding guidelines to be used by our Compensation Committee as one factor in determining the actual bonus payments, if any, to be made to our executive officers and other participants under the 2020 Bonus Plan. In approving the 2020 Bonus Plan, our Compensation Committee did not assign a specific dollar payment amount to any of the corporate performance objectives or to its assessment of individual performance achievements. Instead, as in prior years, our Compensation Committee determined actual bonus payments for 2020 based upon the subjective judgment of its members as to the appropriate bonus amounts after assessing:
1.Our actual corporate performance as compared against the expected progress for each corporate performance objective; and
2.An evaluation of whether each executive officer had performed his or her duties and responsibilities in a satisfactory manner; and
3.Our overall budget (that is, the appropriate level of bonuses to pay after consideration of the broader economic conditions and our balance sheet and expected cash flows).
2020 Annual Cash Bonus Awards
In April 2021, our Compensation Committee reviewed our actual performance during 2020 against each of the corporate performance objectives, as well as other aspects of our corporate and each executive officer and other participant’s individual performance, and determined that we had achieved our corporate performance goals at a 132% level. In making such determination, the Compensation Committee considered that during 2020 we had attained approximately $23.9 million in non-GAAP operating income, approximately $41.1 million in free cash flows, and 90% of the research and development milestones. The Compensation Committee further considered the individual performance of each of our named executive officers (other than our CEO) when determining actual 2020 bonus award amounts for our named executive officers.
The non-GAAP operating income for 2020 excludes a gain of $3 million on legal settlements and expenses of $12.3 million in stock-based compensation, Amortization, Depreciation & Asset Sales of $0.9 million, end of life inventory write-down of $4.4 million and accelerated depreciation & restructuring of $5.6 million.
In April 2021, the Compensation Committee approved the following 2020 performance bonuses for our named executive officers.

Named Executive Officer	Total Earned 2020 Bonus
Mr. Jenks	$693,396
Ms. Eby	290,000
Mr. Yee	290,000
Dr. Cheung(1)	290,000
Dr. Yuen	290,000
(1)Dr. Cheung’s 2020 cash bonus is disclosed in the chart above in U.S. dollars. Dr. Cheung’s actual 2020 cash bonus was paid in RMB, the legal currency of the People’s Republic of China.
Long-Term Incentive Compensation
We use equity awards to ensure that our executive officers, including our named executive officers, have a continuing stake in our long-term success. We structure our long-term incentive compensation in the form of equity awards because we believe that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-

term gain. We also believe that equity awards are an integral component of our efforts to attract exceptional executive officers and employees.
We believe that properly structured long-term incentive compensation arrangements work to align the long-term interests of our executive officers and stockholders by creating a strong, direct link between their compensation and stock price appreciation.
Each year, the Compensation Committee determines the appropriate vehicle for the grant of equity awards to our named executive officers. For 2020, we determined to grant equity awards solely in the form of RSUs.
In determining the size of the equity awards granted in 2020 to our executive officers, including our named executive officers, our Compensation Committee made its decisions based primarily on its members’ experience and knowledge, equity compensation data provided by Compensia and internal pay equity (that is, generally similar award sizes as among our executive officers, with larger awards to our CEO in light of his roles and responsibilities).  These factors were considered as a whole, without any specific weighting or formula.
In April 2020, our Compensation Committee approved the grant of the equity awards listed below to our named executive officers. They include RSU grants that vest year over four years and performance RSU grants, or PRSUs,
The PRSUs are designed to incentivize our named executive officers for sustainable long-term revenue growth. The PRSUs vest only upon certification by the board of directors or the Compensation Committee that the Company has achieved at least $425 million in revenue over four consecutive fiscal quarters during the performance period that commences as of the grant date and terminates at the end of the first quarter of 2025. If earned, the PRSUs vest as to 1/3 of the shares upon certification by the board of directors or the Compensation Committee of the achievement of the financial goal and as to 1/3 of the shares upon each of the first and second anniversaries of the date of certification. In each case, vesting is subject to the recipient's continued services. Upon the executive’s termination for any reason prior to a change in control, any unearned PRSUs will be forfeited, except with respect to Mr. Jenks, as otherwise provided by his retention agreement. Upon a change in control of the Company, unearned PRSUs will convert to time-based vesting RSU grants as follows: 50% of the shares on the first anniversary of the change in control and 50% of the shares on the second anniversary of the change in control, subject to continued services through the applicable vesting date, except, with respect to Mr. Jenks, as otherwise provided by his retention agreement. If the performance goal is not achieved by the end of the first quarter of 2025, then the PRSUs will be forfeited.

Named Executive Officer	Time-Based RSU Awards (Number of Shares)	Performance-Based RSU Awards (Number of Shares)	Grant Date Fair Value
Mr. Jenks	104,000	26,000	$1,004,900
Ms. Eby	46,000	11,500	444,475
Mr. Yee	46,000	11,500	444,475
Dr. Cheung	46,000	11,500	444,475
Dr. Yuen	55,200	13,800	533,370
Health and Welfare Benefits
We provide the following benefits to our U.S. based named executive officers on the same terms and conditions as provided to all other U.S. based eligible employees:
1.Medical, dental and vision insurance, basic life insurance;
2.Medical and dependent care flexible spending accounts;
3.Short-term and long-term disability, accidental death and dismemberment insurance;
4.A Section 401(k) defined contribution plan for U.S.-based employees, including a partial Company matching contribution; and

5.A nonqualified deferred compensation plan for certain of our U.S. employees, including our U.S.-based executive officers to provide them an opportunity to defer certain compensation on a pre-tax basis and accumulate tax-deferred earnings.
We believe these benefits are consistent with benefits provided by other companies based on the experiences and individual knowledge of the members of our Compensation Committee regarding the compensation of similarly-situated executives at other companies and help us to attract and retain high quality executives.
In China, Dr. Cheung enjoys a group commercial insurance program covering the medical and health services in China and Hong Kong region, with a cost of RMB 13,050 ($1,889 based on an average exchange rate RMB 6.91 per U.S. dollar for 2020) for 2020, and also, he is extended a family health insurance program in the People’s Republic of China, with a cost of RMB 54,000 per year ($7,815 based on an average exchange rate of RMB 6.91 per U.S. dollar in 2020).
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Consequently, we provide only limited perquisites or other personal benefits to our executive officers, including our named executive officers. In considering potential perquisites, our Compensation Committee reviews the cost to us as compared to the perceived value of providing such benefits.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes.
Post-Employment Compensation Arrangements
Under the terms of his or her respective severance or retention agreement, each of our named executive officers is eligible to receive payments and benefits in the event of certain involuntary terminations of employment, including a termination of employment in connection with a change in control of the Company. These agreements (and the payments and benefits offered under each such agreement) reflect the negotiations of each of the named executive officer as well as a desire to have internal parity among our executive officers with respect to their potential post-employment compensation arrangements. We consider these arrangements to be critical to attracting and retaining high caliber executives.
In addition, we believe that providing certain payments and benefits and partial vesting acceleration of outstanding and unvested equity awards in the event of a termination of employment in connection with a change in control of the Company, if structured appropriately, serve to minimize the distractions to an executive officer and reduce the risk that a named executive officer terminates his employment with us before an acquisition is consummated.
We believe that these arrangements allow our named executive officers to focus on continuing normal business operations and, in the case of change in control payments and benefits, on the success of a potential business combination, rather than being distracted by how business decisions that may be in the best interest of our stockholders will impact each named executive officer’s own financial security. That is, we believe that these arrangements help ensure stability among our named executive officers, and will help enable them to maintain a balanced perspective in making overall business decisions during periods of uncertainty.
For a detailed description of these arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments Upon Termination or Change in Control” below.
Employee Stock Plans
Under the terms of our employee stock plans and agreements with our executive officers, including our named executive officers, the vesting of outstanding and unvested stock options and restricted stock unit awards is partially accelerated in the event of certain material corporate transactions, where equity awards are not assumed or substituted, as well as in the event of certain involuntary terminations of employment following certain material corporate transactions (such as a change of control).
We believe these accelerated vesting provisions are appropriate in light of the collective knowledge and experiences of the members of our Compensation Committee on compensating individuals in the positions held by our executive officers at other companies (without reference to any specific compensation peer group or any specific level of compensation), and, therefore, allow us to attract and retain high quality executive officers, and, in the case of accelerated vesting upon certain involuntary terminations of employment following a change in control of the Company, the accelerated vesting allows our executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards.
Other Compensation Policies
Compensation Recovery Policy
In April 2020, the Compensation Committee adopted a clawback policy, where awards granted to our executive officers, including our named executive officers, under the 2020 Plan will be subject to recoupment in certain circumstances. The policy provides that if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws, and it is determined that such noncompliance was due in whole or in part to such executive officer’s misconduct, the Company may seek to recover from the executive officer the equity incentive compensation granted to, earned by or vested in such executive officer during the one-year period preceding the accounting restatement.
Stock Ownership Guidelines
As part of our overall corporate governance policies, and to align the interests of our executive officers with the interests of our stockholders, our board of directors believes that our executive officers should have a significant financial stake in the Company. Pursuant to our stock ownership guidelines:
1.Our Chief Executive Officer is required to own shares of our common stock with a value equal to or exceeding three times his or her then-current annual base salary; and
2.Our U.S.-based executive officers who must file reports of securities ownership and changes in ownership under Section 16 of the Securities Exchange Act of 1934 are required to own shares of our common stock with a value equal to or exceeding his or her then-current annual base salary.
As of December 31, 2020, all of our U.S. based named executive officers' beneficial ownership of shares of our common stock exceed their required ownership level, which generally had to be satisfied no later than October 2019, or if later, within two years of their becoming an executive officer subject to Section 16 of the Securities and Exchange Act of 1934.
In order to comply with applicable legal restrictions, pursuant to our Insider Trading Policy, all of our employees who are PRC nationals providing services in our China office, including Dr. Cheung, are restricted from holding our shares and therefore are required to immediately sell any shares they may receive pursuant to their equity awards.
Hedging and Pledging Prohibition Policy
We have adopted a policy that prohibits our executive officers, including our named executive officers, other members of management, and the non-employee members of our board of directors from engaging in short sales, transactions in put or call options, hedging or pledging transactions or other inherently speculative transactions with respect to our securities. We adopted this policy as a matter of good corporate governance and because, by not allowing these individuals to engage in such transactions, they are subject to the full risks of ownership of their owned shares and any outstanding equity awards.

Equity Award Grant Policy
It is our policy not to intentionally accelerate or delay the public release of material information in consideration of a pending equity award. The intention of the policy is to not allow the recipient to benefit from a more favorable stock price. Typically, “new hire” equity awards are made on the 15th of the month following the date of hire.
Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, or Section 162(m), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Accounting Considerations
We account for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense over the period the bonus is earned. The accounting impact is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

COMPENSATION COMMITTEE REPORT*
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
From the members of our Compensation Committee:
Dr. Rajiv Ramaswami
Michael Sophie
Ihab Tarazi
*This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.
Summary Compensation Table
The following table provides information for the years ended December 31, 2020, 2019 and 2018, regarding the compensation of our principal executive officer, principal financial officer, and each of our three other most highly compensated persons serving as executive officers, or our named executive officers, for 2020.

Name and principal position	Year	Salary ($)	Option awards ($)(1)	Stock awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(8)	Total ($)
Timothy S. Jenks	2020	537,148	—	1,004,900	693,396	14,308	2,249,752
President and Chief Executive Officer	2019	491,169	—	725,807	535,500	5,459	1,757,935
	2018	505,385	—	1,395,075	127,500	5,459	2,033,419
Elizabeth Eby	2020	369,492	—	444,475	290,000	5,244	1,109,211
Senior Vice President, Finance and Chief Financial Officer	2019	337,077	—	300,658	216,250	4,701	858,686
	2018	345,385	—	654,938	54,000	4,959	1,059,282
Yang Chiah Yee	2020	337,890	—	444,475	290,000	3,162	1,075,527
Senior Vice President of Global Sales	2019	313,000	—	285,233	210,000	3,115	811,348
	2018	236,250	325,753	940,496	40,000	2,346	1,544,845
Dr. Raymond Cheung(5)(6)(7)	2020	357,849	—	444,475	290,000	9,726(7)	1,102,050
Senior Vice President and Chief Operating Officer	2019	338,305	—	300,801	222,199	9,813	871,118
	2018	360,555	—	633,638	54,000	10,057	1,058,250
Dr. Wupen Yuen	2020	371,215	—	533,370	290,000	5,257	1,199,842
Senior Vice President and General Manager	2019	337,077	—	300,658	220,000	3,201	860,936
	2018	343,077	—	633,638	54,000	3,205	1,033,920
(1)Amount reflects the aggregate grant date fair value of the awards granted, calculated in accordance with applicable accounting guidance for share based payment transactions. The valuation assumptions used in determining such amounts are described in Note 17 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 25, 2021. These amounts do not reflect the actual economic value realized by the named executive officers.
(2)Includes PRSUs granted in 2018. Amounts reflect the grant date fair value of the PRSUs based on the probable outcome of the performance condition as of the grant date. The maximum potential values that may be realized by our named executive officers under the PRSUs are not determinable because such maximum potential value is dependent upon the future value of our stock. The following amounts are the values of the PRSUs as calculated based on the attainment of the $12 share price performance goal: $1,560,000 for Mr. Jenks, $780,000 for each of Ms. Eby, Dr. Cheung and Dr. Yuen and $600,000 for Mr. Yee. The actual PRSU value realized may be significantly higher or lower than the foregoing amounts calculated.The performance goals underlying these PRSUs were achieved in Q1 2021; the awards are now subject to time-based vesting, as described under “Outstanding Equity Awards at December 31, 2020” below.
(3)Includes PRSUs granted in 2020. If the performance goal is achieved, the restricted stock units become subject to time-based vesting, as described under “Outstanding Equity Awards at December 31, 2020” below.
(4)The amounts in this column are performance-based bonuses in respect of performance for the years ended December 31, 2020, 2019 and 2018, that were actually paid in the following year, except that 2020 performance bonus was in two tranches as follows: in December 2020, we paid the following amounts as 2020 performance bonus because as of December 2020 we were substantially certain to achieve such applicable 2020 performance levels for such payouts $525,300 to Mr. Jenks, $217,350 to Ms. Eby, $203,093 to Mr. Yee, $231,972 to Dr. Cheung and $219,450 to Dr. Yuen, and in 2021, we paid the following additional amounts as 2020 performance bonus based on a final assessment of our 2020 performance results $168,096 to Mr. Jenks, $72,650 to Ms. Eby, $86,907 to Mr. Yee, $58,028 to Dr. Cheung and $70,550 to Dr. Yuen.
(5)Dr. Cheung’s salary in 2018, 2019 and 2020 was RMB 2,384,405, RMB 2,336,834 and RMB 2,467,091, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.6132, RMB 6.9075 and RMB 6.8942 per U.S. dollar in 2018, 2019 and 2020, respectively.
(6)Dr. Cheung’s bonus in 2018, 2019 and 2020 was RMB 357,111, RMB 1,534,834 and RMB 1,894,467, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.6132, RMB 6.9075 and 6.5326 per U.S. dollar in 2018, 2019 and 2020, respectively.
(7)The amount reported under "All Other Compensation" for Dr. Cheung represent medical insurance and family health insurance premiums of RMB 66,509, RMB 67,785 and RMB 67,050 in 2018, 2019 and 2020, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.6132, RMB 6.9075 and RMB 6.8942 per U.S. dollar in 2018, 2019 and 2020, respectively.
(8)For each of our named executive officers, except for Dr. Cheung, reflects Company matching contribution to our 401(k) Plan.
Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2020.
Grants of Plan-Based Awards For Fiscal Year 2020

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) Target	Estimated Future Payouts Under Equity Incentive Plan Awards(4) Target (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Restricted Stock Units And Options(3)
Timothy S. Jenks	4/9/2020	$525,300		104,000	$803,920
	4/9/2020		26,000		200,980
Elizabeth Eby	4/9/2020	217,350		46,000	355,580
	4/9/2020		11,500		88,895
Yang Chiah Yee	4/9/2020	203,093		46,000	355,580
	4/9/2020		11,500		88,895
Dr. Raymond Cheung	4/9/2020	231,972		46,000	355,580
	4/9/2020		11,500		88,895
Dr. Wupen Yuen	4/9/2020	219,450		55,200	426,696
	4/9/2020		13,800		106,674

(1)Reflects target awards under our 2020 Bonus Plan for 2020 performance, as described further in the section titled “Compensation Discussion and Analysis” above. Actual awards under the 2020 Bonus Plan are reported under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.
(2)RSUs were granted with no exercise price.

(3)In accordance with Securities and Exchange Commission rules, this column represents the aggregate grant date fair value of each equity award, calculated in accordance with applicable accounting guidance for stock-based payment transactions. For each stock award, the grant date fair value is calculated using the closing price of our common stock on the grant date. The valuation assumptions used in determining the grant date fair value of the option awards are described in Note 17 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 25, 2021. These amounts do not reflect the actual economic value realized by the named executive officers.
(4)Reflects PRSUs described above under "Compensation Discussion and Analysis." As with RSUs, PRSUs were granted with no exercise price.
The material terms of the named executive officers’ annual compensation, including base salaries, bonus opportunities, equity awards and potential severance benefits are described in greater detail below under the section titled “Employment Agreements.” The explanations of the amounts of compensation awarded in 2020, including how each individual element of compensation was determined, are set forth above in the section titled “Compensation Discussion and Analysis.”
As discussed in greater detail in “Compensation Discussion and Analysis,” the number of restricted stock units granted is determined by our board of directors based on a number of subjective factors. Restricted stock units granted in April 2020 vest 25% annually over four years.
Performance restricted stock units granted in April 2020 vest upon certification by the board of directors or the Compensation Committee that the Company has achieved at least $425 million in revenue over four consecutive fiscal quarters, which objective must be achieved by the end of the first quarter of 2025; if such goals are achieved the restricted stock units vest as to 1/3 of the shares upon Board or Compensation Committee certification of the achievement of the financial goal and in 1/3 of the shares upon each of the first and second anniversaries of the date of achievement certification. In each case, vesting is subject to the recipient's continued services. The restricted stock unit grants were made under our 2010 Equity Incentive Plan. We did not pay dividends on our common stock during 2020.

Outstanding Equity Awards at December 31, 2020
The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2020. All vesting is generally contingent upon continued employment with us, except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment, as described in more detail elsewhere in this proxy.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable(1)	Number of securities underlying unexercised options unexercisable	Option exercise price(2) ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested(3)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested(3)
Timothy S. Jenks	51,245	—	$3.30	10/7/2024	26,882(5)	$244,357.00	—	$—
	100,000	—	5.11	12/11/2022	36,000(6)	327,240	—	—
	50,674	—	7.59	10/26/2025	13,333(7)	121,197	—	—
	110,790	—	8.07	7/31/2027	179,000(8)	1,627,110	—	—
	75,000	—	12.27	8/1/2026	—	—	26,000(9)	236,340
	—	—	—	—	—	—	130,000(10)	1,181,700
Elizabeth Eby	107,625(4)	30,750(4)	5.89	8/14/2027	10,856(5)	98,681	—	—
	—	—	—	—	15,600(6)	141,804	—	—
	—	—	—	—	5,333(7)	48,477	—	—
	—	—	—	—	106,750(8)	970,358	—	—
	—	—	—	—	—	—	11,500(9)	104,535
	—	—	—	—	—	—	65,000(10)	590,850
Yang Chiah Yee	57,200(4)	26,000(4)	6.51	3/21/2028	10,542(5)	95,827	—	—
	—	—	—	—	5,333(7)	48,477	—	—
	—	—	—	—	125,900(8)	1,144,431	—	—
	—	—	—	—	—	—	11,500(9)	104,535
	—	—	—	—	—	—	50,000(10)	454,500
Dr. Raymond Cheung	25,000	—	3.30	10/7/2024	11,154(5)	101,390	—	—
	12,500	—	3.50	9/17/2023	14,400(6)	130,896	—	—
	75,000	—	5.11	12/11/2022	5,333(7)	48,477	—	—
	33,000	—	7.59	10/26/2025	76,000(8)	690,840	—	—
	29,000	—	8.07	7/31/2027	—	—	11,500(9)	104,535
	30,000	—	12.27	8/1/2026	—	—	65,000(10)	590,850
Dr. Wupen Yuen	40,000	—	3.30	10/7/2024	11,044(5)	100,390	—	—
	10,000	—	3.50	7/30/2022	14,400(6)	130,896	—	—
	75,000	—	5.11	12/11/2022	5,333(7)	48,477	—	—
	33,000	—	7.59	10/26/2025	85,200(8)	774,468	—	—
	29,000	—	8.07	7/31/2027	—	—	13,800(9)	125,442
	30,000	—	12.27	8/1/2026	—	—	65,000(10)	590,850
(1)Unless otherwise noted, shares subject to the stock option are vested in full.
(2)Our common stock was not publicly traded prior to our initial public offering in February 2011, and the exercise price of the awards granted prior to our initial public offering was determined by our board of directors on the grant date based on its determination of the fair market value of our common stock on such grant date. The exercise price of the awards granted after our initial public offering in February 2011 was determined by reference to the closing sales price of our common stock on the grant date.
(3)Value calculated based on the closing price of our common stock on December 31, 2020 of $9.09 per share.
(4)25% of the underlying shares shall vest on the one year anniversary of the vesting commencement date, and 1/48th of the shares shall vest each month thereafter, subject to the recipient's continued service through such date.
(5)Reflect restricted stock unit awards granted in lieu of a portion of cash bonuses earned for 2019 performance. The restricted stock units subject to the award vest on the one-year anniversary of the vesting commencement date, subject to the recipient’s continued service through such date.
(6)The stock options and restricted stock units subject to the award vest over a three year period, with 30%, 30% and 40% of the shares subject to the grants vesting on the first, second and third anniversaries of the vesting commencement date, respectively.

(7)1/3rd of the underlying shares shall vest on each year anniversary of the vesting commencement dates, subject to the recipient's continued service through such date.
(8)25% of the underlying shares shall vest on each year anniversary of the Vesting Commencement Date, subject to the recipient's continued service through such date.
(9)These restricted stock units vest upon certification by the board of directors or the Compensation Committee that the Company has achieved at least $425 million in revenue over four consecutive fiscal quarters. If earned, vest as to 1/3 of the shares upon Board or Compensation Committee certification of the achievement of the financial goal and in 1/3 of the shares upon each anniversary of the date of achievement certification.
(10)These restricted stock units are scheduled to vest 25% of the underlying shares on July 1, 2019, 25% on July 1, 2020, 25% on July 1, 2021 and 25% on July 1, 2022, so long as the person remains an employee of or consultant to us or our qualifying subsidiaries, and were additionally subject to achievement of the performance conditions described in the next sentence. In addition to the foregoing time-based vesting conditions, these restricted stock units were eligible to vest if the 30-day weighted average closing price of our common stock was equal to or greater than certain price targets per share (30% of the shares upon a $10 price target, 30% upon an $11 price target and 40% upon a $12 price target). Both the time-based vesting and the performance condition must be met for vesting of the applicable shares; in 2021, the threshold and maximum share price performance goals were all first achieved. Upon vesting, the reporting person will receive a number of shares of common stock equal to the number of restricted stock units that have vested.
Option Exercises and Stock Vested During Fiscal 2020
The following table shows information regarding option exercises and the vesting of restricted stock held by our named executive officers during 2020.

	Stock Options		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1)	Number of shares acquired on vesting (#)	Value realized on vesting(2)
Timothy S. Jenks	148,581	$594,402	105,576	$927,828
Elizabeth Eby	—	—	67,297	570,416
Yang Chiah Yee	—	—	47,330	333,310
Dr. Raymond Cheung	14,000	70,340	41,297	360,695
Dr. Wupen Yuen	55,000	297,730	41,267	360,450

(1)The value realized on exercise equals (a) the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date less the exercise price per share, multiplied by (b) the gross number of shares acquired on exercise.
(2)The value realized on vesting equals the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date multiplied by the gross number of shares acquired on vesting.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Definitions. Except as otherwise expressly set forth below, for purposes of the current retention agreements entered into with our named executive officers, the following definitions apply:
“Cause” means the occurrence of any of the following events: (i) any act of personal dishonesty taken by the named executive officer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the named executive officer; (ii) the conviction of a felony; (iii) a willful act by the named executive officer that constitutes gross misconduct and which materially injures us; and (iv) following delivery to the named executive officer of a written demand for performance from us, which describes the basis for our belief that the named executive officer has not substantially performed his duties, continued violations by him of his obligations to us that are demonstrably willful and deliberate on the named executive officer’s part.

“Change in Control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) certain changes affecting the majority of the directors of our board of directors.
“Disability” means that the named executive officer has been unable to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or his legal representative.
“Good Reason” means the named executive officer’s voluntary resignation from all positions he holds with us, effective within 90 days after the occurrence of: (i) a material reduction or other material adverse change in the named executive officer’s job duties, responsibilities, authority or requirements, including the removal of such job duties, responsibilities, authority or requirements; (ii) any material reduction of the named executive officer’s annual base compensation; (iii) our requiring the named executive officer to move his primary work location to a location that increases his one-way commute by more than 50 miles from our then-current location; or (iv) our failure to obtain the assumption, in all material respects, of the retention agreement by any of our successors; provided that the named executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no Good Reason will exist.
“Involuntary Termination” means (i) any termination of the named executive officer’s employment by us without Cause (other than by reason of death or Disability) or (ii) the named executive officer’s resignation for Good Reason.
Timothy S. Jenks
On March 30, 2010, we entered into an employment letter agreement with Mr. Jenks, pursuant to which he continues to serve, on an at-will basis, as our Chairman, Chief Executive Officer, and President. This employment letter agreement provides for an annual base salary which is currently set at $525,300 per year, which base salary increase became effective July 1, 2020, subject to periodic review and adjustment. The agreement also provides for Mr. Jenks’ general eligibility for annual variable pay based on our performance, stock awards and long-term incentives.
Effective as of August 5, 2016, we entered into a retention agreement with Mr. Jenks, which replaced a prior severance rights agreement with Mr. Jenks dated as of April 30, 2012. The retention agreement provides for the payment of severance benefits to Mr. Jenks in the event of the termination of his employment as described below.
Involuntary termination generally. The retention agreement provides that upon an Involuntary Termination of Mr. Jenks’ employment, subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 100% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (including, a waiver of any performance-based criteria).
Involuntary termination following a change in control. The agreement also provides that upon an Involuntary Termination of Mr. Jenks’ employment within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate in full (including, a waiver of any performance-based criteria).
The retention agreement with Mr. Jenks also provides that if he is involuntarily terminated prior to a change in control and he can reasonably demonstrate to our board’s satisfaction that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control, then he will be entitled to the greater amount of severance benefits payable on an involuntary termination following a change in control.
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Jenks’ employment terminates due to his death while he is outside of his country of residence (for any reason), should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.
Elizabeth Eby
On July 17, 2017, we entered into an offer letter with Ms. Eby to serve as our Senior Vice President, Finance, and Chief Financial Officer, on an at-will basis. This offer letter provided for an initial annual base salary which is currently set at $362,250 per year, which base salary increase became effective July 1, 2020, subject to periodic review and adjustment. The letter also provides for Ms. Eby’s general eligibility for annual variable pay based on our performance, stock awards and long term incentives.
Effective as of August 14, 2017, we entered into a retention agreement with Ms. Eby, which was amended on November 6, 2017. The retention agreement (as amended) provides for the payment of severance benefits to Ms. Eby in the event of the termination of her employment as described below.
Involuntary termination generally. Under the retention agreement, if Ms. Eby’s employment terminates as a result of Involuntary Termination, and provided that Ms. Eby provides a valid and effective release of all employment related claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of her base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Ms. Eby’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Ms. Eby’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Ms. Eby provides a valid and effective release of all employment related claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 100% of her base salary, (B) 100% of her target bonus for the year of termination, and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Ms. Eby’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 24 month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Ms. Eby’s employment terminates due to her death while she is outside of her country of residence (for any reason), should the supplement be required in order to provide for total death benefits equal to two times her then-current annual base salary.

Dr. Raymond Cheung
On August 14, 2007, consistent with local labor laws in China, we entered into a fixed-term labor contract with Dr. Cheung which expired on June 30, 2012, and effective as of July 1, 2012, we entered into a new fixed-term labor contract with Dr. Cheung, which expired on June 30, 2016.
Effective as of August 5, 2016, we entered into a retention agreement with Dr. Cheung. The retention agreement provides for the payment of severance benefits to Dr. Cheung in the event of the termination of his employment as described below.
Involuntary termination generally. Under the retention agreement, if Dr. Cheung’s employment terminates as a result of Involuntary Termination, and provided that Dr. Cheung provides a valid and effective release of all employment related claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Dr. Cheung’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Dr. Cheung provides a valid and effective release of all employment related claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under the Company’s life insurance policies, in the event that Dr. Cheung’s employment terminates due to his death while he is outside of his country of residence (for any reason), should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.
Dr. Wupen Yuen
In January 2005, we entered into an offer letter with Dr. Yuen to serve as our Director of Business Development on an at-will basis. The offer letter provides for an annual base salary which is currently set at $365,750 per year, which base salary increase became effective July 1, 2020, subject to periodic review and adjustment.
Effective as of August 5, 2016, we entered into a retention agreement with Dr. Yuen. The retention agreement provides for the payment of severance benefits to Dr. Yuen in the event of the termination of his employment as described below.
Involuntary termination generally. Under the retention agreement, if Dr. Yuen’s employment terminates as a result of Involuntary Termination, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Dr. Yuen’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Dr. Yuen’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.
Yang Chiah Yee
On March 25, 2021, we entered into an updated retention agreement with Mr. Yee, which supersedes his prior reterntion agreement dated March 19, 2018. The updated retention agreement provides for an initial annual base salary which is currently set at $338,488 per year, which base salary increase became effective July 1, 2020, subject to periodic review and adjustment. The letter also provides for Mr. Yee’s general eligibility for annual variable pay based on our performance, stock awards and long term incentives.
Effective as of March 19, 2018, we entered into a retention agreement with Mr. Yee. The retention agreement provides for the payment of severance benefits to Mr. Yee in the event of the termination of his employment as described below.
Involuntary termination generally. Under the retention agreement, if Mr. Yee’s employment terminates as a result of Involuntary Termination, and provided that Mr. Yee provides a valid and effective release of all employment related claims, Mr. Yee would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Yee’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Mr. Yee’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Yee’s provides a valid and effective release of all employment related claims, Mr. Yee would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 100% of his base salary, (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance) and (C) 100% of his target bonus for the year of termination; and (2) the vesting of all of Mr. Yee outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 24 month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Yee’s employment terminates due to his death while he is outside of his country of residence (for any reason), should the supplement be required in order to provide for total death benefits equal to two times his then-current annual base salary.
Potential Payments upon Termination or Change in Control
Based on the retention agreements as discussed in the section above entitled “Executive Compensation—Employment Agreements,” the following table describes the payments that we would have made to our named executive officers in connection with certain terminations of employment and/or certain corporate transactions like a Change in Control, if such events had occurred on December 31, 2020, the last business day of our most recently completed fiscal year. All severance benefits are contingent upon the individual’s execution of a general release of all claims.
In addition, pursuant to our 2004 Stock Option Plan and our 2010 Equity Incentive Plan, in the event that there had been a change in control (as defined in the 2004 Stock Option Plan and the 2010 Equity Incentive Plan in a manner that is generally consistent with the definition set forth above) on December 31, 2020, and if the surviving or acquiring corporation had elected not to assume or substitute outstanding awards, the vesting of outstanding awards held by each of our director-level employees, non-employee directors and Section 16 officers, including our named executive officers, on such date would accelerate as if each holder had completed an additional 12 months of service.
Pursuant to our 2020 Equity Incentive Plan, in the event that there had been a corporate transaction (as defined in the 2020 Equity Incentive Plan) on December 31, 2020, and if the surviving or acquiring corporation had elected not to assume, continue or substitute for outstanding equity awards held by each of our current service providers, including our named executive officers, the vesting of such awards would accelerate in full.

Named Executive Officer(12)	Termination or Change in Control Event (1)	Salary ($)	Bonus ($)	Benefits ($)	Equity Acceleration ($)(2)(11)	Total ($)
Timothy S. Jenks	Involuntary termination prior to and not related to a change in control	1,050,600(3)	525,300(4)	144,000(5)	2,218,405	3,938,305
	Change in control—awards assumed and change in control involuntary termination(8)	1,050,600(3)	1,050,600(6)	144,000(5)	3,737,944	5,983,144
	Change in control—awards not assumed and change in control involuntary termination(9)	1,050,600(3)	1,050,600(6)	144,000(5)	3,737,944	5,983,144
	Change in control—awards not assumed and employment continues(10)	—	—	—	2,218,405	2,218,405
Elizabeth Eby	Involuntary termination	362,250(7)	—	72,000(5)	942,616	1,376,866
	Change in control—awards assumed and involuntary termination(8)	362,250(7)	217,350(4)	72,000(5)	1,057,750	1,709,350
	Change in control—awards not assumed and involuntary termination(9)	362,250(7)	217,350(4)	72,000(5)	1,057,750	1,709,350
	Change in control—awards not assumed and employment continues(10)	—	—	—	942,616	942,616
Yang Chiah Yee(11)	Involuntary termination	338,488(7)	—	72,000(5)	940,711	1,351,199
	Change in control—awards assumed and involuntary termination(8)	338,488(7)	203,093(4)	72,000(5)	1,055,845	1,669,426
	Change in control—awards not assumed and involuntary termination(9)	338,488(7)	203,093(4)	72,000(5)	1,055,845	1,669,426
	Change in control—awards not assumed and employment continues(10)	—	—	—	940,711	940,711
Dr. Raymond Cheung	Involuntary termination	773,240(3)	—	144,000(5)	556,499	1,473,739
	Change in control—awards assumed and involuntary termination(8)	773,240(3)	463,944(6)	144,000(5)	971,603	2,352,787
	Change in control—awards not assumed and involuntary termination(9)	773,240(3)	463,944(6)	144,000(5)	971,603	2,352,787
	Change in control—awards not assumed and employment continues(10)	—	—	—	556,499	556,499
Dr. Wupen Yuen	Involuntary termination	731,500(3)	—	144,000(5)	597,313	1,472,813
	Change in control—awards assumed and involuntary termination(8)	731,500(3)	438,900(6)	144,000(5)	1,054,231	2,368,631
	Change in control—awards not assumed and involuntary termination(9)	731,500(3)	438,900(6)	144,000(5)	1,054,231	2,368,631
	Change in control—awards not assumed and employment continues(10)	—	—	—	597,313	597,313
(1)No compensation is payable where there is a change in control, awards are assumed and employment continues.
(2)The value realized is the gain that our named executive officers would receive, calculated as the difference between the closing price per share of our common stock on December 31, 2020, of $9.09 per share, and the exercise price of the named executive officers’ unvested options or awards subject to acceleration upon or following the applicable event.
(3)Represents 200% of base salary calculated at a rate in effect on December 31, 2020.

(4)Represents 100% of target bonus for such named executive officer for 2020.
(5)Represents a cash payment that is intended to assist in the payment of, but not required to be used for, continued health insurance.
(6)Represents 200% of target bonus for such named executive officer for 2020.
(7)Represents 100% of base salary calculated at a rate in effect on December 31, 2020.
(8)Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring entity elects to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.
(9)Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.
(10)Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards and such named executive officer’s employment continues.
(11)Equity Acceleration values in this column do not reflect any portion of PRSUs that will or may accelerate on or following our change in control or a qualifying termination of employment by any of our named executive officers, in part because the acceleration terms applicable to such PRSUs present valuation complexities. However, if all unvested PRSUs held as of December 31, 2020, by each of our named executive officers were to accelerate in full as of that date, and using the closing price per share of our common stock on December 31, 2020, of $9.09 per share, the value of such accelerated vesting would equal $1,418.040 for Mr. Jenks; $695,385 for Ms. Eby; $559,035 for Mr. Yee; $695,385 for Dr. Cheung; and $716,292 for Dr. Yuen.
(12)Pursuant to our retention agreements with each named executive officer, if the officer dies while outside of their country of residence, he or she will receive an amount of up to two times their then-current annual base salary. Based on base salaries in effect as of December 31, 2020, the maximum amount payable to each officer would be: $1,050,600 for Mr. Jenks; $724,500 for Ms. Eby; $676,976 for Mr. Yee; 773,240 for Dr. Cheung; and $731,500 for Dr. Yuen.
Pay-Ratio Information
Under Item 402(u) of Regulation S-K of the SEC rules (the “Rule”), we are required to provide to our stockholders specified disclosure regarding the relationship of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (except our CEO), referred to as the “pay-ratio” disclosure.
For Fiscal 2020, the annual total compensation of Mr. Jenks, as reported in the Summary Compensation Table, was $2,249,752. The median of the annual total compensation of our employees excluding Mr. Jenks was $29,717. Based upon this information, the ratio of the annual total compensation of Mr. Jenks to the median of the annual total compensation of all other employees (excluding Mr. Jenks) was 76 to 1.
Set forth below is a description of the methodology, including any material assumptions, adjustments and estimates that we used to identify the median employee for purposes of the Rule.
Pursuant to the Rule, we are permitted to use the same median employee we identified in 2019 because we have determined that there have been no changes to our employee population or employee compensation arrangements in 2020 that we believe would significantly affect our pay ratio disclosure. Our 2019 median employee was no longer employed by us in 2020. As permitted by the Rule, we used another employee whose compensation was substantially similar to that of the original 2019 median employee.
To determine our original 2019 median employee, we determined our total population of employees as of December 31, 2019, including all full-time and part-time employees. Approximately 233 of our 1,313 employees were located in the United States, while approximately 948 employees were located in China, approximately 119 employees were located in Japan, and approximately 13 employees were located in other countries.
To identify our original 2019 “median employee” from our employee population as determined above, we compared the aggregate amount of each employee’s annual base pay (using a reasonable estimate of the hours worked during 2019 for hourly employees and actual salary paid for the remaining employees), the actual annual cash incentive awards and the grant date fair value of equity awards granted in 2019. In making this determination, we annualized the compensation of permanent employees who were employed by us for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees. For employees paid in other than U.S. dollars (USD), we converted their compensation to USD using the applicable exchange rates in effect on November 6, 2019.
Using this approach, we selected the employee at the median of our employee population, who was a full-time employee based in China.
We calculated annual total compensation for our substitute median employee for fiscal 2020 using the same methodology used to calculate annual total compensation for the named executive officers as set forth in the Summary Compensation Table. We determined that the employee’s annual total compensation for the fiscal year ended December 31, 2020 was $29,717 (excluding any estimated retirement and health benefits).
The pay ratio above represents our reasonable estimate calculated in a manner consistent with the Rule and applicable guidance. The Rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the Rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the Rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
Our non-employee director policy provides the following compensation package for our non-employee directors.
Cash Compensation

Annual retainer	$42,500
Additional retainer Audit Committee Chair	$20,000
Additional retainer Audit Committee member	$10,000
Additional retainer Compensation Committee chair	$15,000
Additional retainer Compensation Committee member	$5,500
Additional retainer Nominating and Corporate Governance Committee chair	$10,000
Additional retainer Nominating and Corporate Governance Committee member	$4,600
Additional retainer for Lead Independent Director	$7,500
Additional payment for Technical Advisory Board per regular meeting	$2,500(1)
(1) If meeting requires one day or more of travel, the amount paid will be $5,000.
Equity Compensation. Our non-employee director compensation policy provides that on the date of each annual stockholders’ meeting, each non-employee director will receive (A) a grant of an option to purchase that number of shares of our common stock with a target value equal to (1) $47,000, which shall vest ratably over 12 months and (B) a grant of restricted stock units covering that number of shares of our common stock equal to (1) $47,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which shall vest on the 12 month anniversary of the date of grant. Each of the option grants shall have an exercise price equal to the fair market value of our common stock on the date of grant. Target value for the stock option grants will be calculated using a Black-Scholes model and based on a 30-day trading average (ending the day before the grant date).
Director Compensation Table
The following table sets forth information regarding fees paid to our non-employee directors for their service on our board of directors during the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	Total
Charles J. Abbe	$64,600	$46,783	$47,000	$158,383
Bandel Carano	52,500	46,783	47,000	146,283
Dr. Yanbing Li	52,500	46,783	47,000	146,283
Dr. Rajiv Ramaswami	57,500	46,783	47,000	151,283
Michael J. Sophie	68,000	46,783	47,000	161,783
Ihab Tarazi	50,500	46,783	47,000	144,283

(1)Amounts reflect the grant date fair value of stock options and stock awards (restricted stock units) granted in 2020 calculated in accordance with applicable accounting guidance for share-based payment transactions. Only one stock option and only one restricted stock unit award was granted to each non-employee director in 2020. The valuation assumptions used in determining such amounts are described in Note 17 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 25, 2021.
As of December 31, 2020, our non-employee directors held outstanding stock options and stock awards as follows:

Name	Stock Options	Stock Awards
Charles J. Abbe	25,107	5,228
Bandel L. Carano	78,457	5,228
Dr. Yanbing Li	27,625	5,228
Dr. Rajiv Ramaswami	60,651	5,228
Michael J. Sophie	43,023	5,228
Ihab Tarazi	45,679	5,228
Stock Ownership Guidelines
As part of our overall corporate governance policies, and to align the interests of our non-employee directors with the interests of our stockholders, our board of directors believes that our non-employee directors should have a significant financial stake in our company. Accordingly, the Board believes that each non-employee director should own shares of our common stock with a value equal at least to three times the current cash annual retainer for Board service, which as of March 2021 is equivalent to $127,500 based on a $42,500 annual retainer. Non-employee directors have a three year period from either (i) January 1, 2017 or (ii) the date such non-employee director joins the Board, whichever is later, over which to achieve this ownership level.
In February 2020, the Board acknowledged that director Bandel Carano had been ineligible to receive the full equity compensation as a director in light of his position at Oak Investment Partners, until the Oak funds’ distribution of their shares in NeoPhotonics to their limited partners on March 5, 2019. In light of this circumstance, the Board approved a partial waiver to the ownership guidelines for Mr. Carano, such that Mr. Carano has a three year period from March 5, 2019 over which to achieve the stock ownership level for non-employee directors under the ownership guidelines.
As of December 31, 2020, and after taking into account the partial waiver for Mr. Carano, each of our non-employee directors had either achieved his or her required ownership level or still had a remaining period of time to acquire the required beneficial ownership levels.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee currently consists of Dr. Ramaswami and Messrs. Sophie and Tarazi. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
The following is a summary of transactions since January 1, 2019, to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” and “Management—Director Compensation” sections of this proxy statement.
Sale of Russia subsidiary to Rusnano
In December 2018, we signed a definitive agreement with Rusnano to sell our 100% interest in NeoPhotonics Corporation, LLC, the subsidiary for our manufacturing operations in Russia, for approximately book value. The purchase price to be paid by Rusnano consisted of approximately $3.0 million in cash and $1.0 million in cancellation of the remaining penalty payment that would otherwise be owed to Rusnano under a previous rights agreement with them for failing to meet certain obligations to provide manufacturing process transition to NeoPhotonics Corporation, LLC. In April 2019, we signed a sale and purchase agreement with Rusnano, completing the sale of our 100% interest in NeoPhotonics Corporation, LLC. Dmitry Akhanov, a former member of our board of directors from 2013 to 2019, was at the time of the transaction the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano.
Indemnification of Officers and Directors
Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.
Our bylaws provide that:
1.We are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
2.We may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;
3.We are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and
4.The rights conferred in the bylaws are not exclusive.
In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We have also obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
Policies and Procedures for Related Party Transactions
We believe that we executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
All related party transactions will be reviewed and approved by our Audit Committee. Pursuant to our code of business conduct and ethics, the Audit Committee is responsible for approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, our Audit Committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

OTHER MATTERS
We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons voting the proxies.
Whether or not you intend to be present at the Annual Meeting, we urge you to submit your voted proxy promptly.
By order of the board of directors,
Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California, USA

Dated: April 16, 2021

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, is available without charge upon written request to Barbara Rogan, Senior Vice President & General Counsel, NeoPhotonics Corporation, 3081 Zanker Road, San Jose, California 95134 USA or at our website at http://IR.neophotonics.com

ANNEX A

NEOPHOTONICS CORPORATION
2020 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

1.General.
a.Prior Plans. Following April 13, 2020, no additional awards may be granted under the 2010 Plan. Following April 14, 2020, no additional awards may be granted under the Inducement Plan. All outstanding awards granted under the Prior Plans will remain subject to the terms of the applicable Prior Plan (except that any Prior Plans’ Returning Shares will become available for issuance pursuant to Awards granted under this Plan in accordance with Section 2(a)). All Awards granted under this Plan will be subject to the terms of this Plan.
b.Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
c.Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv)Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
d.Adoption Date. The Plan will come into existence on the Adoption Date. No Award may be granted under the Plan prior to the Adoption Date. Any Award granted prior to the Effective Date is contingent upon timely receipt of stockholder approval to the extent required under applicable tax, securities and regulatory rules, and satisfaction of any other compliance requirements.
2.Shares Subject to the Plan.
a.Share Reserve. Subject to adjustment in accordance with Section 2(b) and any adjustment as necessary to implement any Capitalization Adjustment, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed the sum of: (i) 900,000 new shares, (ii) 1,921,414 shares that were approved at the Company's 2020 Annual Meeting of Stockholders, and (iii) the number of Prior Plans’ Returning Shares, if any, as such shares become available from time to time.
b.Share Reserve Operation.
i.Limit Applies to Shares Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
ii.Actions that Will Not Constitute Issuance of Shares and Will Not Reduce Share Reserve. The following actions will not result in an issuance of shares of Common Stock under the Plan and accordingly will not reduce the number of shares of Common Stock subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; and (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than shares of Common Stock).
iii.Reversion of Shares to the Share Reserve.

1.Shares Available for Subsequent Issuance. If any shares of Common Stock issued pursuant to an Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will revert to the Share Reserve and become available again for issuance under the Plan.
2.Shares Not Available for Subsequent Issuance. The following shares of Common Stock will not become available again for issuance under the Plan: (i) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an Award or a Prior Plan Award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (ii) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Award or a Prior Plan Award; (iii) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of an Award or a Prior Plan Award; and (iv) in the event that a Stock Appreciation Right granted under the Plan or a stock appreciation right granted under either of the Prior Plans is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.
3.Eligibility and Limitations.
a.Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
b.Specific Award Limitations.
i.Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
ii.Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
iii.Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted any Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) such Option is not exercisable after the expiration of five years from the date of grant of such Option.
iv.Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because such Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.
c.Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustment as necessary to implement any Capitalization Adjustment, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 20,900,000 shares.
d.Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Annual Meeting for a particular year and ending on the day immediately prior to the date of the Annual Meeting for the next subsequent year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i)

$500,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such period, $750,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
4.Options and Stock Appreciation Rights.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
a.Term. Subject to Section 3(b)(iii) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
b.Exercise or Strike Price. Subject to Section 3(b)(iii) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
c.Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
i.by cash or check, bank draft or money order payable to the Company;
ii.pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
iii.by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) the Common Stock is publicly traded at the time of exercise, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
iv.if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

v.in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
d.Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise a SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the SAR Agreement or otherwise provided by the Company. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
e.Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
i.Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
ii.Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
f.Vesting. Subject to Section 9(a), the Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
g.Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service, and the Participant will have no further right, title or interest in the forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
h.Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than for Cause. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
i.three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

ii.12 months following the date of such termination if such termination is due to the Participant’s Disability;
iii.18 months following the date of such termination if such termination is due to the Participant’s death; or
iv.18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination or death, as applicable, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
a.Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
b.Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
c.Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.Awards Other Than Options and Stock Appreciation Rights.
a.Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board. The terms and conditions of separate Restricted Stock Awards and RSU Awards need not be identical; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
i.Form of Award.

1.Restricted Stock Awards. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
2.RSU Awards. A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to a RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
ii.Consideration.
1.Restricted Stock Awards. A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.
2.RSU Awards. Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
iii.Vesting. Subject to Section 9(a), the Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
iv.Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement, and (2) any portion of the Participant’s RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
v.Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

b.Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board, subject to Section 9(a). In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
c.Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan (including, but not limited to, Section 9(a) and Section 9(b)), the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards, and all other terms and conditions of such Other Awards.
6.Adjustments upon Changes in Common Stock; Other Corporate Events.
a.Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan pursuant to Section 2(a); (ii) the class(es) and maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c); and (iii) the class(es) and number of shares of Common Stock and the exercise, strike or purchase price of Common Stock subject to outstanding Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock will be created in order to implement any Capitalization Adjustment. The Board will determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that may be created by the adjustments referred to in the preceding provisions of this Section 6(a).
b.Dissolution or Liquidation. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to a forfeiture condition or the Company’s right of repurchase may be reacquired or repurchased by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service.
c.Transaction. In the event of a Transaction, the provisions of this Section 6(c) will apply to each outstanding Award unless otherwise provided in the instrument evidencing the Award, in any other written agreement between a Participant and the Company or an Affiliate, or in any director compensation policy of the Company.
i.Awards May Be Assumed. In the event of a Transaction, the Acquiring Entity may assume or continue any or all outstanding Awards or may substitute similar awards for any or all outstanding Awards (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to outstanding Awards may be assigned by the Company to the Acquiring Entity. For clarity, in the event of a Transaction, the Acquiring Entity may choose to assume or continue only a portion of an outstanding Award, to substitute a similar award for only a portion of an outstanding Award, or to assume or continue, or substitute similar awards for, the outstanding Awards held by some, but not all, Participants. The terms of any assumption, continuation or substitution will be set by the Board.
ii.Awards Held by Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Transaction (contingent upon the effectiveness of the Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Transaction.
iii.Awards Held by Persons other than Current Participants. In the event of a Transaction in which the Acquiring Entity does not assume or continue outstanding Awards or substitute similar awards for outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Transaction.
iv.Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised at or prior to the effective time of a Transaction, the Board may provide that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award, over (2) any exercise price payable by such holder in connection with such exercise.
d.Appointment of Stockholder Representative. As a condition to the receipt of an Award, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
e.No Restriction on Right to Undertake Transactions. The grant of any Award and the issuance of shares of Common Stock pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.Administration.
a.Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 7(c).
b.Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

i.To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; and (6) the Fair Market Value applicable to an Award.
ii.To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Awards fully effective.
iii.To settle all controversies regarding the Plan and Awards granted under it.
iv.To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
v.To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Transaction, for reasons of administrative convenience.
vi.To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair a Participant’s rights under any Award granted while the Plan is in effect unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
vii.To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any such amendment to the extent required by Applicable Law. Except as provided above, a Participant’s rights under any Award granted before any amendment of the Plan will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
viii.To submit any amendment to the Plan for stockholder approval.
ix.To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
x.Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
xi.To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
c.Delegation to Committee.
i.General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with any Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
ii.Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act, and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
d.Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
e.Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof; and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
f.Cancellation and Re-Grant of Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise or strike price of any outstanding Option or SAR or (ii) cancel any outstanding Option or SAR that has an exercise or strike price (per share) greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.
8.Tax Withholding.
a.Withholding Authorization. As a condition to acceptance of any Award, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company will have no obligation to issue shares of Common Stock subject to an Award, unless and until such withholding obligations are satisfied.
b.Satisfaction of Withholding Obligations. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an

Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
c.No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising an Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to any Participant and will not be liable to any Participant for any adverse tax consequences to such Participant in connection with an Award. As a condition to accepting an Award, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges that any Option or SAR is exempt from Section 409A only if the exercise or strike price of such Option or SAR is at least equal to the “fair market value” of the Common Stock on the date of grant of such Option or SAR as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR, each Participant agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the exercise or strike price of such Option or SAR is less than the “fair market value” of the Common Stock on the date of grant of such Option or SAR as subsequently determined by the Internal Revenue Service.
d.Withholding Indemnification. As a condition to accepting an Award, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligations in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.Miscellaneous.
a.Minimum Vesting Requirements. No Award may vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the Award; provided, however, that shares of Common Stock up to 5% of the Share Reserve (as set forth in Section 2(a)) may be issued pursuant to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.
b.Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.
c.Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
d.Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
e.Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.

In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
f.Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
g.No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
h.Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee and has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
i.Execution of Additional Documents. As a condition to accepting an Award, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
j.Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.
k.Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law, and any other clawback policy or provision that the

Company or Board adopts. No recovery of compensation under such a clawback policy or provision will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
l.Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
m.Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or an Award Agreement, Awards may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
n.Effect on Other Employee Benefit Plans. The value of any Award, as determined upon grant, vesting or settlement, will not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
o.Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.
p.Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and each Award Agreement will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment may be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
q.Choice of Law. This Plan and any controversy arising out of or relating to this Plan will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.Covenants of the Company.
a.Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.Additional Rules for Awards Subject to Section 409A.
a.Application. Unless the provisions of this Section 11 are expressly superseded by the provisions in an Award Agreement, the provisions of this Section 11 will apply and will supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
b.Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this Section 11(b) will apply.
i.If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date; or (ii) the 60th day that follows the applicable vesting date.
ii.If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares will not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
iii.If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award will not accelerate the issuance date of the shares, but the shares will instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
c.Treatment of Non-Exempt Awards Upon a Transaction for Employees and Consultants. The provisions of this Section 11(c) will apply and will supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
i.Vested Non-Exempt Awards. The following provisions will apply to any Vested Non-Exempt Award in connection with a Transaction:
1.If the Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control, the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
2.If the Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award will be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Transaction.
ii.Unvested Non-Exempt Awards. The following provisions will apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to Section 11(e).
1.In the event of a Transaction, the Acquiring Entity will assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award will be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Transaction.
2.If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Transaction, then such Award will automatically terminate and be forfeited upon the Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in Section 11(e)(ii). In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award will be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Transaction.
3.The foregoing treatment will apply with respect to all Unvested Non-Exempt Awards upon any Transaction, and regardless of whether or not such Transaction is also a Section 409A Change in Control.
d.Treatment of Non-Exempt Awards Upon a Transaction for Non-Employee Directors. The following provisions of this Section 11(d) will apply and will supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Transaction.
i.If the Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control, the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
ii.If the Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Transaction. The shares to be issued in respect of the Non-Exempt Director Award will be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Transaction.
e.If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) will apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
i.Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award will not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
ii.The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
iii.To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares will not be issued before the date that is six months following the date of the Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
iv.The provisions in this Section 11(e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12.Severability.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.    Termination of the Plan.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14. Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:
a.“2010 Plan” means the NeoPhotonics Corporation 2010 Equity Incentive Plan.
b.“Acquiring Entity” means the surviving or acquiring corporation (or the surviving or acquiring corporation’s parent company) in connection with a Transaction.
c.“Adoption Date” means the date the Plan is first approved by the Board.
d.“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
e.“Annual Meeting” means the first meeting of the Company’s stockholders held each calendar year at which Directors are selected.
f.“Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
g.“Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a SAR, a Restricted Stock Award, a RSU Award, a Performance Award or any Other Award).
h.“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.
i.“Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board will be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination will be final and binding on all Participants.
j.“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
k. “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company or an Affiliate: (i) such Participant’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between such Participant and the Company or an Affiliate, or of any statutory duty such Participant owes to the Company or an Affiliate; (iv) such Participant’s unauthorized use or disclosure of the Company’s or an Affiliate’s confidential information or trade secrets or (v) such Participant’s conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties; provided, however, that the action or conduct described in clauses (iii) and (v) above will constitute “Cause” only if such action or conduct continues after the Company has provided such Participant with written notice thereof and not less than five business days to cure the same. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are Officers and by the Chief Executive Officer of the Company with respect to Participants who are not Officers. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
l."Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, such transaction also constitutes a Section 409A Change in Control:
i.any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
ii.there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
iii.there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
iv.individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that (1) if no definition of Change in Control (or any analogous term) is set forth in such an individual written agreement, the foregoing definition will apply; and (2) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards subject to such an individual written agreement without a requirement that the Change in Control (or any analogous term) actually occur.
m.“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
n.“Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
o.“Common Stock” means the common stock of the Company.
p.“Company” means NeoPhotonics Corporation, a Delaware corporation.
q.“Compensation Committee” means the Compensation Committee of the Board.
r.“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
s.“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
t.“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
ii.a sale or other disposition of at least 90% of the outstanding securities of the Company;
iii.a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

iv.a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
u.“determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
v.“Director” means a member of the Board of Directors of the Company.
w.“Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
x.“Effective Date” means the date of the Annual Meeting in 2020, provided this Plan is approved by the Company’s stockholders at such meeting.
y.“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
z.“Employer” means the Company or the Affiliate of the Company that employs the Participant.
aa.“Entity” means a corporation, partnership, limited liability company or other entity.
ab.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
ac.“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary, (ii) any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
ad.“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
i.If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
ii.If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
iii.In the absence of such exchange or market for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
ae.“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
af.“Grant Notice” means the notice provided to a Participant that he or she has been granted an Award and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
ag.“Incentive Stock Option” means an option granted pursuant to Section 4 that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
ah.“Inducement Plan” means the NeoPhotonics Corporation 2011 Inducement Award Plan.
ai.“Materially Impair” means that a Participant’s rights under an Award will be materially adversely affected by a suspension or termination of the Plan, an amendment of the Plan, or an amendment to the terms of the Award, as applicable. For purposes of the Plan, a Participant’s rights under an Award will not be deemed to have been Materially Impaired by any of the foregoing actions if the Board, in its sole discretion, determines that such action, taken as a whole, does not materially impair the Participant’s rights under the Award. For example, an amendment to the terms of an Award in order to do any of the following, or that results in any of the following, will not be deemed to Materially Impair the Participant’s rights under the Award: (i) an imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) a change in the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
aj.“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
ak.“Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.
al.“Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
am.“Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company or an Affiliate that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
an.“Nonstatutory Stock Option” means any option granted pursuant to Section 4 that does not qualify as an Incentive Stock Option.

ao.“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
ap.“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock which is granted pursuant to the terms and conditions of Section 4.
aq.“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
ar.“Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).
as.“Other Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
at.“Own,” “Owned,” “Owner,” or “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
au.“Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
av.“Performance Award” means an Award that may vest or may be exercised, or that may become earned and paid, contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted pursuant to the terms and conditions of Section 5(b) and such terms as approved by the Board.
aw.“Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following, as determined by the Board: (1) earnings (including earnings per share and net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, legal settlements or other income (expense), or stock-based compensation, other non-cash expenses and changes in deferred revenue); (2) total stockholder return; (3) return on equity or average stockholder’s equity; (4) return on assets, investment, or capital employed; (5) stock price; (6) margin (including gross margin); (7) income (before or after taxes); (8) operating income; (9) operating income after taxes; (10) pre-tax profit; (11) operating cash flow; (12) sales or revenue targets; (13) increases in revenue or product revenue; (14) expenses and cost reduction goals; (15) improvement in or attainment of working capital levels; (16) economic value added (or an equivalent metric); (17) market share; (18) cash flow; (19) cash flow per share; (20) cash burn; (21) share price performance; (22) debt reduction; (23) implementation or completion of projects or processes; (24) customer satisfaction; (25) stockholders’ equity; (26) capital expenditures; (27) debt levels; (28) financings; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; (33) employee hiring; (34) funds from operations; (35) budget management; (36) strategic partnerships or transactions (including acquisitions, joint ventures or licensing transactions); (37) engagement of thought leaders; (38) enhancement of intellectual property portfolio, filing of patent applications and granting of patents; (39) litigation preparation and management; and (40) any other measure of performance selected by the Board.
ax.“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of the Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to define the manner of calculating the Performance Criteria it selects to use for a Performance Period and to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goal. Partial attainment of any Performance Goal may result in payment or vesting corresponding to the degree of attainment as specified in the applicable Award Agreement or the written terms of a Performance Award.
ay.“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of, or any payment under, an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
az.“Plan” means this NeoPhotonics Corporation 2020 Equity Incentive Plan.
ba.“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
bb.“Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
bc. “Prior Plans” means the 2010 Plan and the Inducement Plan.
bd.“Prior Plan Award” means an award granted under the 2010 Plan or the Inducement Plan that is outstanding as of the Effective Date.
be.“Prior Plans’ Returning Shares” means shares of Common Stock subject to a Prior Plan Award that on or following the Effective Date: (i) are not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued; (ii) are not issued because such Prior Plan Award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.
bf.“Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.
bg.“Restricted Stock Award” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
bh.“Restricted Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
bi.“RSU Award” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
bj.“RSU Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
bk.“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
bl.“Rule 405” means Rule 405 promulgated under the Securities Act.
bm.“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
bn.“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
bo.“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
bp.“Share Reserve” means the number of shares of Common Stock available for issuance under the Plan as set forth in Section 2(a).
bq.“SAR” or “Stock Appreciation Right” means a right to receive the appreciation on Common Stock which is granted pursuant to the terms and conditions of Section 4.
br.“SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
bs.“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
bt.“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
bu.“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
bv.“Transaction” means a Corporate Transaction or a Change in Control.
bw.“Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Transaction.
bx.“Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Transaction.

ANNUAL MEETING OF STOCKHOLDERS OF

NEOPHOTONICS CORPORATION

June 1, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/16875/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20303300000000000000 6 060121

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, AND "FOR" PROPOSAL NO. 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Charles J. Abbe
○ Bandel L. Carano
○ Michael J. Sophie

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends you vote FOR the following proposals:

	FOR	AGAINST	ABSTAIN
2. Approval of Amended and Restated 2020 Equity Incentive Plan.	☐	☐	☐
3. Ratification of the selection by our Audit Commitee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.